As filed with the Securities and Exchange Commission on March 15, 2018

Registration No. 333-216650
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

QRONS INC.
(Exact name of registrant as specified in its charter)

Wyoming	2836	81-3623646
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

	777 Brickell Avenue, Suite 500 Miami, Florida 33131 (786) 620-2140 Email: jmeer@qrons.com
	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

__________________________

Jonah Meer
Chief Executive Officer
Qrons Inc.
777 Brickell Avenue, Suite 500
Miami, Florida 33131
(786) 620-2140
Email: jmeer@qrons.com
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________
Copies to:
Nancy Brenner, Esq.
Brenner & Associates, PLLC
 1 Kensington Gate
Suite 106
Great Neck, NY 11021
(917) 282-4272
Email: nbrenneresq@gmail.com

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer[ ]	Accelerated filer [ ]
Non-accelerated filer[ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

      If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

On March 13, 2017, we filed a registration statement with the Securities and Exchange Commission (the "SEC"), on Form S-1 (File No. 333-216650), as amended on April 21, 2017 (the "Registration Statement"). The Registration Statement was declared effective by the SEC on May 10, 2017 to initially register for resale by the selling stockholders identified in the prospectus an aggregate of 1,686,000 shares of our common stock, par value $0.0001 per share. This post-effective amendment is being filed to (i) include our financial statements for the year ended December 31, 2017; and (ii) update certain other information in the prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

No additional securities are being registered under this post-effective amendment. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement on March 13, 2017.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH __, 2018

PRELIMINARY PROSPECTUS

QRONS INC.
1,565,246 Shares of Common Stock $0.0001 par value
and
52,000 Shares of Common Stock $0.0001 par value Issuable upon Exercise of Warrants

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to (i) 1,565,246 shares of our common stock $0.0001 par value, (together with the Warrant Shares ( defined below), the "Shares"), (ii) 52,000 shares of our common stock  issuable upon the exercise of  warrants (the "Warrants") with an exercise price of $0.40 per share (the "Warrant Shares") .

Our common stock is quoted on the OTC pink sheets under the symbol "QRON". On February 15, 2018, the last reported sale price for our common stock was $2.70 per share.

Our common stock is not traded on any national exchange. The fixed price of $0.25 has been arbitrarily determined as the selling price. The selling stockholders may sell shares of our common stock only at a fixed price of $0.25 per share until such time, if at all, that our shares are quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices or in privately negotiated prices. See "Plan of Distribution."

Such registration does not mean that the selling stockholders will offer or sell any of these shares.

We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders. However, if the selling stockholders exercise their Warrants for cash then we may receive up to  aggregate proceeds of $20,800 upon the exercise of the Warrants.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS BEGINNING ON PAGE 5.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act ("JOBS Act").

March    , 2018

You should rely only on the information contained in this prospectus, and any supplement or amendment to this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. Neither we nor the selling stockholders take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements". Forward-looking statements reflect the current view about future events. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products; market acceptance of our products; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled "Risk Factors") relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the Shares, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the sections titled "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unless the context requires otherwise, references in this prospectus to to the "Company," the "registrant," "we," "our" or "us" refer to BioLabMart Inc. prior to August 8, 2017 and Qrons Inc. since August 8, 2017."

Overview

The Company

We were incorporated under the laws of the State of Wyoming on August 22, 2016 as BioLabMart Inc. and changed our name to Qrons Inc. on August 8, 2017.

We are a preclinical stage biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries. The technology could potentially treat a wide range of neurodegenerative diseases. Our treatment integrates proprietary, engineered mesenchymal stem cells ("MSC"s), 3D printable scaffolding, smart materials and a novel delivery system.

The Company raised an aggregate of $281,000 between November 2, 2016 and January 27, 2017 from 37 accredited investors and $500,000 in January 2018 from an accredited investor in private placement offerings under Regulation D and Regulation S under the Securities Act of 1933, respectively.

Messrs. Meer and Merfeld as the holders of the Company's issued and outstanding shares of the Company's Class A Preferred Stock collectively have 66 2/3% of the voting rights of the Company. Acting together, they will be able to influence the outcome of all corporate actions requiring approval of our stockholders.

The Company's common stock was approved by the Financial Industry Regulatory Authority ("FINRA") for quotation on the OTC pink sheets under the symbol "BLMB" as of July 3, 2017. On July 6, 2017, the Company's board of directors and shareholders approved an amendment to the Company's Articles of Incorporation changing the name of the Company from "BioLabMart Inc." to "Qrons Inc. The Secretary of State of the State of Wyoming approved the Company's Amendment to its Articles of Amendment reflecting the change of the Company's name from BioLabMart Inc. to Qrons Inc., effective August 8, 2017.  FINRA announced the Company's name change to Qrons Inc. on its Daily List on August 9, 2017. The new name and symbol change to "QRON" for the OTC market became effective on August 10, 2017.

License Agreement with Ariel

On December 14, 2016, the Company entered into a license and research funding agreement ("License Agreement") with Ariel University R&D Co., Ltd., ("Ariel"), a wholly owned subsidiary of Ariel University of Samaria, based in Ariel, Israel ("AU"). Under the terms of the License Agreement, the Company paid Ariel $100,000 to fund and further research for 12 months (with an option to extend such research financing and research period) by Professor Danny Baranes, the principal investigator and his research team relating to cell treatment with conditioned medium for neuronal tissue regeneration and repair. In consideration therefor and for other payments under the License Agreement, the Company received an exclusive worldwide royalty-bearing license in Ariel patents and know-how to develop and commercialize products based on or incorporating conditioned medium for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding (the "Products").

Under the License Agreement, the Company is required to use its best efforts to develop and commercialize the Products in accordance with development milestones set forth in the Agreement.  The License Agreement provides that the Company make royalty payments of 4% of net sales (which may be increased if any patent is challenged by the Company or its affiliates or decreased if there is a valid patent claim) within 30 days of each calendar quarter for the later of (i) 15 years from the date of the first sale in a country and (ii) until the last to expire of Ariel's patents in a country. The Company may provide a sublicense for cash in a bonafide arm's length transaction. The Company agreed to pay Ariel 15% of any consideration received by the Company in connection with any such sublicense (except royalties on net sales) within 30 days of receipt. The Company is also required to make milestone payments of (i) $130,000 upon the successful completion of clinical U.S. Food and Drug Administration ("FDA") Phase II trials and (ii) $390,000 upon the successful completion of clinical FDA Phase III trials, within 6 months of completion. Any late payments under the License Agreement will bear interest at 3% plus LIBOR.

 Upon the earliest occurrence of the Company's (or any affiliates of the Company): (i) underwritten public offering with proceeds of at least $25 million, (ii) consolidation, merger or reorganization, or (iii) sale of all or substantially all of its shares or assets, the Company is obligated to issue to Ariel an immediately exercisable warrant for that number of shares equal to 4% of (a) the issued and outstanding shares of the Company at the time of issuance. The License Agreement provides that the Company is obligated, at its expense, to register shares exercised pursuant to the warrant by Ariel within 6 months of a request by Ariel by either "piggyback" or a demand registration.

Patent expenses incurred by Ariel under the License Agreement will be reimbursed by the Company. Any infringement action instituted by a party to the License Agreement that results in a recovery in excess of such party's expenses will belong 85% to the party bringing such action and 15% to the other party.

Under the License Agreement, at the Company's discretion, Ariel will transfer its technology to the Company upon the earliest to occur of (i) a successful Phase II FDA trial of a product developed under the Agreement; (ii) the acquisition of the Company by a third party of at least 45% of the share capital of the Company in a bonafide transaction valued at least at $100 million and the assumption of the License Agreement by such third party, or (iii) Ariel's written consent.

The License Agreement provides that each of the Company and Ariel are required to keep the other party's proprietary information confidential for the longer of (i) the term of the License Agreement and seven years from the date of disclosure. The License Agreement shall continue in effect until all of the Company's payment obligations under the Agreement have been made. After the expiration of the License Agreement, the Company will have a non-exclusive worldwide license to the Ariel technology. The Company can terminate the License Agreement for any reason upon 60 days prior written notice in which event Ariel will be required to reimburse the Company for any unused research funds. The License Agreement will terminate upon a material breach of either party that is not cured in 30 days from notice thereof, or by bankruptcy, dissolution, liquidation or the discontinuance of business. Ariel may immediately terminate the License Agreement upon a challenge to its patent validity by the Company or an affiliate of the Company. Without Ariel's prior written consent, the Company may not assign the License Agreement except to an affiliate or to a successor entity in a merger or acquisition provided the assignee assumes the License Agreement obligations.

The Company and Ariel Scientific Innovations Ltd., formerly known as Ariel University R&D Co., Ltd. entered into Addendum #1, effective December 13, 2017 (the "Addendum") to the License Agreement pursuant to which Ariel was permitted to exercise a portion of the warrant granted pursuant to the License Agreement. On December 13, 2017, the Company issued 119,950 shares of common stock to Ariel, representing 1% of the issued and outstanding shares of the Company on such date. The right to the balance of the shares subject to the warrant remains subject to the terms of the License Agreement and the occurrence of an Exit Event (as described in the License Agreement). In addition, the Addendum provides that Ariel may not request a demand registration until the balance of the shares subject to the warrant is exercised.

The issuance of shares upon exercise of the balance of the warrant in the future will result in dilution to the interests of other stockholders.

Services Agreement with Ariel

In lieu of extending the research financing and research period under the License Agreement beyond the initial 12 months, on December 14, 2017, the Company entered into a 12-month services agreement with Ariel (the "Services Agreement") pursuant to which a team at Ariel University under the direction of Prof. Danny Baranes will conduct molecular biology research activities involving the testing of scaffold materials for the Company. If Prof. Baranes ceases to provide services, the Company must be notified and a replacement acceptable to the Company must be found within 30 days or the Company may terminate the Services Agreement. As compensation for such services, the Company paid Ariel (i) $17,250 on December 19, 2017 and is obligated to pay Ariel an additional $17,250 by May 1, 2018.

The Services Agreement may be terminated by a non-breaching party upon a material breach that is not cured within 30 days by the other party. The Services Agreement may also be terminated by the Company upon thirty days' written notice to Ariel. Ariel must keep confidential information of the Company confidential for five years after the term of the Services Agreement.

Option Agreement with Dartmouth

On October 17, 2017, the Company entered into an option agreement (the "Option Agreement") with the Trustees of Dartmouth College ("Dartmouth") which provides for, among other things, the grant to the Company of a one-year exclusive option to negotiate a worldwide, royalty bearing, exclusive license with Dartmouth for 3D printable materials in the field of human and animal health. During the option period, the Company agreed to use all commercially reasonable resources to evaluate the intellectual property and provide quarterly milestone reports and a commercialization plan upon exercise of the option. Pursuant to the Option Agreement, the Company agreed to finance the prosecution of patents by Dartmouth to protect its intellectual property.  Further, the Agreement provides for the payment by the Company of an option fee and certain license fees and royalty payments based upon the Company's product sales, as part of a final negotiated license agreement.

Our Mission and Principal Product

Our mission is to develop and license novel stem cell solutions and systems to repair and regenerate neuronal damage. We are focused on finding a treatment for TBI. The Company through its license and research funding agreement ("License Agreement") with Ariel University R&D Co., Ltd., ("Ariel"), a wholly owned subsidiary of Ariel University based in Ariel, Israel ("AU") is working on identifying product candidate solutions. The Company has also been conducting a research study with Professor Chenfeng Ke of the Chemistry Department at Dartmouth College to develop innovative 3D printable, biocompatible advanced materials and stem cell delivery techniques to treat TBI. The Company is working to produce and deliver a proprietary modified stem cell system that would be implanted at the target site and will induce neuronal recovery and/or slowdown of degenerative damage.  Research under the License Agreement commenced upon its execution and is currently on course with internally established timelines.
To date, we have established our Implant Team which has performed several in-vitro and in-vivo animal studies of some basic material modifications to our proprietary TBI treating implant.

We have also developed what we believe to be is a new and innovative TBI efficacy measurement model by which we evaluate the effect of our implant on a broad spectra of cellular and molecular expressions, typical to TBI injuries.
We are using the model to optimize our implant and evaluate the TBI treating efficacy of modifications. Current study results enable us to design and execute further chemical and genetic modifications to the implant and MSC lines. Our joint study with Dartmouth College is progressing and we have developed new lab techniques to modify, measure and integrate our basic material and MSCs. In addition to developing and commercializing a product for the treatment of TBI, as our research progresses our goal is to ensure that our product development has intellectual property protection and we develop a solid patent portfolio.

We believe that to repair TBIs each injured site must receive a continuous flow of neuro-protective and neuro-regenerative agents in order to prevent further neuronal damage and have the potential to stimulate neurons to migrate to the injury site, regrow axonal processes and regenerate brain tissue.

There can be no assurance however that the research in which we are engaged will progress or be successful in achieving its goals.

Business Uncertainties and Going Concern Risk

To date, we have not yet developed any candidate for product development nor generated any revenue from the sales of products or services. There are several conditions that we must satisfy before we will be able to generate revenue, including but not limited to, successful development of clinical studies, U.S. Food and Drug Administration ("FDA") clearance for any products developed, manufacturing of a commercially-viable version of our system and demonstration of safety and effectiveness sufficient to generate commercial orders by customers for any product we may develop. To date, we have not achieved any of these conditions, and the successful achievement of such conditions will require significant time and expenditures. Because we have not generated any revenues, we are significantly dependent on funding from outside investors and sources. There is no guarantee that such funding will be available at all or in sufficient amounts to satisfy our required expenditures. Furthermore, even if we are able to raise sufficient capital to manufacture a commercially-viable version of our product and to receive FDA clearance, we do not currently have any contract or other arrangement to sell the product. Accordingly, we cannot assure you that we will ever be able to generate any revenue from the sales of products.

We estimate that we will need approximately $450,000 to carry out our planned operations for the next 12 months. There is substantial doubt that we can continue as an on-going business after the next twelve months unless we obtain additional capital to pay our expenditures. We do not currently have sufficient resources to accomplish all of the conditions necessary for us to commercialize a product and generate revenue. While we secured financing in the amount of $500,000 in January 2018, without additional financing, we do not believe our resources will be sufficient to meet our operating and capital needs beyond the fourth quarter of 2018.

We will need additional financing to allow us to continue to grow our business operations, including for the testing of the technology and the FDA review process. We do not currently have sufficient revenues or cash on hand to meet our operational overhead, or planned operations.  We estimate that based on our current plans and projections that we will have sufficient funds to conduct corporate operations, including complying with public company reporting requirements through December 31, 2018. However, we do not have cash on hand to begin any clinical trials of our research product, if and when we are successful in reaching that stage, and it will be necessary to raise funds for such trials. We estimate the cost of initial trials will require us to seek additional financing in an amount up to $5 million. We hope to cover interim cash shortfalls by selling additional shares in our company. We will also bear other costs, including professional fees associated with being a reporting company with the SEC. We estimate these costs to be approximately $50,000 for the next12 months.

Regulation D Offering

On January 27, 2017, the Company closed a private offering negotiated and consummated under Regulation D of the Securities Act of 1933, as amended, to 37 accredited investors for the sale of an aggregate of 1,124,000 shares of common stock at a purchase price of $0.25 per share of common stock, par value $0.0001 per share, for aggregate gross proceeds of $281,000. For every two shares of common stock purchased, an investor received a common stock purchase warrant (the "Warrant") to purchase one share of common stock at an exercise price of $0.40 per share. The warrant is immediately exercisable and expires on December 31, 2019. If the shares issuable under the Warrant are not registered, the Warrant may be exercised on a cashless basis. The exercise price of the Warrant is subject to adjustment for stock dividends and splits and in the event of certain fundamental corporate transactions of the Company, the warrant holder is entitled to alternate consideration. Except upon 61 days' prior written notice to the Company, the warrant may not be exercised if giving effect to such exercise, the holder thereof will own in excess of 9.9% of the Company's issued and outstanding common stock. The Company paid no commissions in connection with the offering.

Convertible Debenture

On September 1, 2016, the Company entered into a convertible debenture agreement with CubeSquare. Jonah Meer, our Chief Executive Officer is the managing member of CubeSquare. Ido Merfeld, our President, is a 25% owner of CubeSquare. Under the debenture agreement, CubeSquare loaned $10,000 ( the "$10,000 CubeSquare Note") and agreed to loan the Company, on the same terms and conditions, an additional $15,000. The loan bears interest at 8% per annum (which will increase to 12% if an event of default as described in the debenture agreement occurs) and is due on July 1, 2017, or immediately upon an event of default. Interest is payable, at CubeSquare's option, in cash or common stock. Any portion of the loan and unpaid interest are convertible at any time at the option of CubeSquare into shares of common stock of the Company at a conversion price per share of the greater of (i) $0.0625, if the Company's shares are not trading on a public market, and (ii) if the Company's shares are listed for trading on a public market, an amount equal to a 50% discount to the average of the five lowest trading prices during the previous twenty trading days prior to the date of the notice of conversion from the holder.

So long as the loan is outstanding, the Company may not merge, reorganize, restructure, reverse split its stock, consolidate or sell all or substantially all of its assets without giving seven days prior written notice to CubeSquare, in which case, CubeSquare can put the note to the Company at 125% of the then outstanding principal and interest.

The debenture agreement also provides for anti-dilution protection (with certain exceptions) if the Company engages in other transactions at a lower price per share. The Company has the right to redeem the loan for 6 months, in whole or in part, at 125% of the principal amount being redeemed and accrued interest thereon. The Company must reserve 150% of the number of shares issuable upon conversion of the loan. The Company may not engage in short sales. Except upon 61 days prior written notice to the Company, CubeSquare may not convert the loan if as a result of such conversion, CubeSquare and its affiliates would own in excess of 9.9% of the total issued and outstanding shares of the Company.

On September 27, 2017, the Company entered into an 8% convertible debenture in the amount of $15,000 with CubeSquare (the "$15,000 CubeSquare Note"), with the same terms as the $10,000 Note described above, due September 27, 2018 and on September 28, 2017, the maturity date of the $10,000 Note was extended for an additional year to September 1, 2018 pursuant to a First Amendment to 8% Convertible Debenture, dated September 28, 2017.

Corporate Information

Our principal executive offices are located at 777 Brickell Avenue, Suite 500, Miami, Florida 33131 and our telephone number is (786) 620-2140.

SUMMARY OF THE OFFERING

Shares offered by the selling stockholders	Up to 1,617,246 shares of common stock which includes 52,000 shares issuable upon the exercise of the Warrants.

Common stock outstanding prior to the offering	12,729,125

Common stock outstanding after the offering (1)	12,781,125

Offering Price
Our common stock is quoted on the OTC pink sheets under the symbol "QRON." The selling stockholders may sell their Shares offered under this prospectus at only at a fixed price of $0.25 per share until such time, if at all, that our shares are quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. See "Plan of Distribution."

Use of proceeds
We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders. However, if the selling stockholders exercise their Warrants for cash then we may receive up to an aggregate of $20,800 in proceeds upon the exercise of the Warrants. We expect to use any such proceeds for working capital and general corporate purposes. See "Use of Proceeds."

Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in the Shares.

 (1) The number of shares of our common stock that will be outstanding immediately after this offering is based on 12,729,125 shares of common stock outstanding as of March 13, 2018 and excludes an aggregate of (i)  19,856 shares of  common stock issuable upon the exercise of convertible notes, (ii) 290,000 shares subject to stock grants under the Plan which have not vested, and (iii) stock options to purchase an aggregate of 690,000 shares of common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Company

We have a very limited operating history and have a history of operating losses.

We were incorporated in Wyoming on August 22, 2016 and have a limited operating history. We have no assets other than cash and cash equivalents. Since our inception, we have incurred significant net losses. Our net losses for the years ended December 31, 2017 and December 31, 2016 were $1,423,440 and $169,240, respectively. As of December 31, 2017, our accumulated deficit was $1,592,680. We expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if achieved, be able to sustain profitability.

We are heavily dependent upon the ability and expertise of our Chief Executive Officer and President and the loss of such individuals could have a material adverse effect on our business, operating results or financial condition.

We currently have two employees who are involved in research and development activities.  We rely on Jonah Meer, our Chief Executive Officer and Ido Merfeld, our President for our operations. Our success is dependent upon the ability, expertise, judgment, discretion and good faith of these individuals. Any loss of the services of Mr. Meer or Mr. Merfeld would have a material adverse effect on our business, operating results or financial condition.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements.

In connection with our management's assessment, our report from our independent registered public accounting firm for the fiscal year ended December 31, 2017 includes an explanatory paragraph stating the Company has not generated sufficient revenues sufficient to cover operating expenses and will need additional capital to service its debt obligations.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern.

We are a startup company and anticipate that we will incur substantial net losses for the foreseeable future. We may never achieve or sustain profitability.

We have a very limited operating history. We have had no revenues to date nor anticipate any in the foreseeable future. Even if we are successful in developing a successful product and receiving FDA clearance and launching a product into the market, we expect to continue to incur substantial losses for the foreseeable future as we continue to sell and market a singular product and research and develop, and seek regulatory approvals for, other potential product candidates.

We are subject to all of the business risks and uncertainties associated with any new business enterprise, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources, lack of revenue and the risk that we will not achieve our growth objective. If sales revenue from any potential product candidates that receive marketing clearance from the FDA or other regulatory body is insufficient, if we are unable to develop and commercialize any of our potential product candidates, or if our product development is delayed, we may never achieve or sustain profitability.

We will require additional financing to carry out our plan of operations and if we are unable to obtain such financing, our business may fail.

We currently have limited working capital and liquid assets. We held cash totaling $57,767 as of December 31, 2017. To date, we have not generated any revenue from the sales of products. There are a number of conditions that we must satisfy before we will be able to generate revenue, including but not limited to the identification, successful testing and approval and development of a product. While we are currently seeking additional funding, we do not currently have sufficient resources to accomplish any of these conditions necessary for us to generate revenue. We will therefore require substantial additional funds in order to continue to conduct research and development and to obtain regulatory clearance and approval necessary to bring a product candidate to market, to establish effective marketing and sales capabilities and to develop other product candidates. Our existing capital resources will not be sufficient to enable us to fund the completion of the development and commercialization of our current our product candidate. We cannot determine with certainty the duration and completion costs of the current or future development and commercialization of our product candidate or if, when, or to what extent we will generate revenues from the commercialization and sale of our current product candidate or potential future product candidates for which we obtain regulatory approval. We may never succeed in achieving regulatory approval for our current product candidate and any potential future product candidates. We may be unable to raise the additional funding to finance our business on commercially reasonable terms, or at all. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations and pursue only those projects that can be funded through cash flows generated from its existing operations, if any.

Raising additional capital by issuing securities or through debt financings or licensing arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships with third parties, we may have to relinquish valuable rights, future revenue streams, research programs, or otherwise grant licenses on terms that are not favorable to us. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts, or grant rights to develop and market potential future product candidates that we would otherwise prefer to develop and market ourselves. Any of these events could adversely affect our ability to achieve our product development and commercialization goals.

Ariel's right to additional shares under the License Agreement will result in dilution of existing stockholders.

Pursuant to an addendum to our License Agreement with Ariel, Ariel was permitted to exercise a portion of the warrant granted pursuant to the License Agreement. On December 13, 2017, the Company issued 119,950 shares of common stock to Ariel, representing 1% of the issued and outstanding shares of the Company on such date. Subject to the terms of the License Agreement and the occurrence of an Exit Event (as described in the License Agreement), Ariel has the right to an additional 3% of the issued and outstanding shares of the Company on the date of exercise of such right. The issuance of shares upon exercise of the balance of the warrant in the future will result in dilution to the interests of other stockholders.

Risks relating to boycotts concerning Ariel University

Ariel University and its staff have been the target of boycotts, both in Israel and overseas, for its location beyond the Green Line, in what those boycotting view as the Palestinian territories. Boycotting of research associated with Ariel under our License Agreement would have material negative consequences.

We currently only have one product candidate, which is still in development, and we have not applied for clearance from the FDA to commercially distribute the product in the United States or clearance from any countries outside the United States, and we may never obtain such clearances.

We currently are dependent on the potential development of a single product candidate, what we believe to be a novel stem cell system to repair and regenerate neuronal damage. We are still developing this product, and we cannot begin marketing and selling the product in the United States until we obtain clearances from the FDA. We have not yet submitted applications for regulatory clearance in the United States. The process of obtaining regulatory clearance is expensive and time-consuming and can vary substantially based upon, among other things, the type, complexity and novelty of a product. Changes in regulatory policy, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application may cause delays in the clearance of a product candidate or rejection of a regulatory application altogether. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit, or prevent marketing authorization from the FDA or regulatory clearance of a product candidate. Any marketing authorization from the FDA or regulatory clearance we ultimately obtain may be limited or subject to restrictions or post-market commitments that render the product candidate not commercially viable. If our attempts to obtain marketing authorization are unsuccessful, we may be unable to generate sufficient revenue to sustain and grow our business.

We are and will continue to be dependent in significant part on outside scientists and third-party research institutions for our research and development.

We currently have two employees available to perform the research and development necessary to commercialize what we believe to be our novel stem cell delivery system and potential future product candidates. We therefore rely primarily at present, and will continue to rely on third-party research institution collaborators for this capability.

We entered into the License Agreement with Ariel for research concerning conditioned medium cell treatment for tissue regeneration and repair. As part of the Agreement, we selected a Principal Investigator and R&D Manager, who have also joined our Science Advisory Board. We are very reliant on these two individuals to lead and manage the research. We have also been conducting a research study with Professor Chenfeng Ke of the Chemistry Department at Dartmouth, relating to Professor Ke's 3D printable materials in the field of human and animal health under the Option Agreement with Dartmouth. Should any of the aforesaid individuals be unable or unwilling to continue performing their duties under such Agreements there can be no assurance that suitable replacements can be found.

 The License Agreement may be terminated in the event of a material breach by the Company.

Under the terms of the License Agreement in the event of a material breach of the Agreement, Ariel may terminate the Agreement, after giving the Company 30 days to cure such breach. A material breach, includes a breach of a payment obligation by the Company. If Ariel were to terminate the Agreement, we will be unable to develop and commercialize any potential products obtained through research done under the Agreement.

We may encounter substantial delays in our clinical trials, or our clinical trials may fail to demonstrate the safety and efficacy of our product candidate to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidate, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate. Clinical testing is expensive, time consuming and uncertain as to outcome. We cannot guarantee that clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Delays can be costly and could negatively affect our ability to complete a clinical trial. Since our research is done by third parties our control over the research process may be diminished. As we are dependent on third parties to conduct our clinical trials, we do not have complete control over the process, and issues with such third parties may result in further delays.

Our stem cell technology is a new "untested" form of neuronal regeneration and the medical community may not to adopt new therapies and technologies very rapidly, which may have a material adverse effect on our business and financial position.

The effectiveness of our stem cell product to treat neuro degenerative diseases has not been established in studies conducted in a controlled environment designed to produce scientifically significant results. Accordingly, our technology is a new "untested", and therefore unproven, therapy. Unproven and untested technologies are usually more slowly adopted by the medical community as the medical community tends to be very conservative and does not adopt new "untested" therapies very rapidly. Physicians may elect not to use our products for a variety of reasons, including:

•	lack or perceived lack of evidence supporting the beneficial characteristics of our technology;

•	limited long-term data on the use of conditioned medium technology for therapy;

•	physicians' perception that there are insufficient advantages of our product relative to currently available products;

•	hospitals may choose not to purchase our product;

•	group purchasing organizations may choose not to contract for our product, thus limiting availability of our products to hospital purchasers;

•	lack of coverage or adequate payment from managed care plans and other third-party payers for our product;

•	Medicare, Medicaid or other third-party payers may limit or not permit reimbursement for our product; and

•	the development of or improvement of competitive products.

If we are able to commercialize our product and the medical community reacts in a similar fashion to adopting our stem cell product we will not be able to generate significant revenues, if any.

In order to be successful, we must expand our products beyond our single product candidate by commercializing new potential product candidates, but we may not be able to do so in a timely fashion and at expected costs, or at all.

In order to be successful, we will need to expand our product line beyond our stem cell delivery system which is currently our only projected product candidate. To succeed in our commercialization efforts, we must effectively continue product development and testing, obtain regulatory clearances and approvals, and enhance our sales and marketing capabilities. There is no assurance that we will succeed in bringing our current or potential future product candidates to market. If we fail in bringing our product candidate to market, or experience delays in doing so, we will not generate revenues as planned and will need to curtail operations or seek additional financing earlier than otherwise anticipated.

The development of additional products is subject to the risks of failure inherent in the development of new, state of the art products based on new technologies. These risks include: (a) delays in product development or manufacturing; (b) unplanned expenditures for product development or manufacturing; (c) failure of new products to have the desired effect or an acceptable accuracy profile; (d) emergence of superior or equivalent products; (e) failure by any potential collaborative partners to successfully develop products; and (f) the dependence on third parties for the manufacture, development and sale of products. Our research and development efforts or those of potential collaborative partners may not result in any commercially viable products. If development efforts are not successful, or any products are not commercially successful, we are less likely to generate significant revenues, or become profitable.

We can provide no assurance that the development by others of new or improved products will not result in our present and future products from becoming obsolete.

The areas in which we plan to commercialize, distribute, and/or sell products involves rapidly developing technology. There can be no assurance that we will be able to establish ourselves in the field of stem cells regeneration therapy, or, if established, that we will be able to maintain our market position, if any. There can be no assurance that the development by others of new or improved products will not make our present and future products, if any, superfluous or obsolete.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position.

We regard our intended and future intellectual property as important to our success, and we intend to rely on patent law to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. We intend to seek patents in the future. We do not know if any future patent application will be issued within the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Thus, we cannot assure you that any intellectual property rights that we may receive can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting any proprietary rights we may receive in the United States or abroad may not be adequate and competitors may independently develop a similar technology. Any failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse effect on our business, financial condition, or results of operations.

Our future success depends on our ability to obtain approval on a patent for our technology, failing which we may be unable to protect our proprietary information and any competitive advantage.

Our future success will depend, in part, on our ability to obtain patent approval for the stem cell product. There can be no assurance that the patent applications made will result in the issuance of patents or that the term of the patents will be extendable after they expire in due course, which would prevent us from being able to protect our proprietary information and may have a material adverse effect on our business and financial condition.

Much of the know-how and technology that we have licensed may not be patentable, though we believe they may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. To help protect our intellectual property rights and proprietary technology, we will require employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for our trade secrets, knowhow or other proprietary information in the event of any unauthorized use or disclosure.

We may become subject to litigation claims and legal proceedings, including intellectual property litigation, such as patent infringement claims, which could adversely affect our business.

In time we, as well as certain of our directors and officers, may become subject to claims or lawsuits. These lawsuits may result in significant legal fees and expenses and could divert management's time and other resources. If the claims contained in these lawsuits are successfully asserted against us, we could be liable for damages and be required to alter or cease certain of our business practices or development or commercialization of our product. Any of these outcomes could cause our business, financial performance and cash position to be negatively impacted.

Additionally, our commercial success will depend, in part, on not infringing on the patents or proprietary rights of others. There can be no assurance that the technologies and products used or developed by us will not infringe such rights. If such infringement occurs and we are not able to obtain a license from the relevant third party, we will not be able to continue the development, manufacture, use, or sale of any such infringing technology or product. There can be no assurance that necessary licenses to third-party technology will be available at all or on commercially reasonable term. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to, and diversion of, our resources and could have a material and adverse impact on us.

An adverse outcome in any such litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from the third party, all of which could have a material adverse effect on our business.

If our expenses are greater than anticipated, then we will have fewer funds with which to pursue our plan of operations and our financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations are greater than we anticipate. Increased operating costs may cause the amount of financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have fewer funds with which to carry out our plan of operations with the result that our business may fail.

We may not be able to build an effective distribution network for our products.

We will likely need to rely on third party distributors to sell our product if and when developed. We cannot assure you that we will succeed in entering into and maintaining productive arrangements with an adequate number of distributors that are sufficiently committed to selling our products. The establishment of a distribution network is expensive and time consuming. If and when we launch new products and increase our marketing effort with respect to existing products, we will need to continue to retain skilled independent distributors with significant technical knowledge. In addition, the commissions we may pay any future distributors could increase over time which would result in higher sales and marketing expenses. Potential distributors may market and sell the products of our competitors. Even if the distributors market and sell products we may develop, our competitors may be able, by offering higher commission payments or other incentives, to persuade these distributors to reduce or terminate their sales and marketing efforts related to our products. The distributors may also help competitors solicit business from our existing customers. Some independent distributors may account for a significant portion of our sales volume, and, if we were to lose them, our sales could be adversely affected. Even if we engage and maintain suitable relationships with an adequate number of distributors, they may not generate revenue as quickly as we expect them to, commit the necessary resources to effectively market and sell our products, or ultimately succeed in selling our products.

We will need to engage a source for the manufacture of our product and the loss of this third-party manufacture could harm our business.

We do not intend to do our own manufacturing, thus will need to engage a third-party to manufacture and supply our stem cell delivery system. This manufacturer will also hold our inventory, warehouse and ship our products to a distribution center which will ship to customers as well as handle customer service related tasks. Our reliance on a single third-party manufacturer to supply us with our product and a separate vendor to provide such other distribution and warranty services may expose us to other risks such as lack of coordination and mutuality of interests that could delay our sales, or result in higher costs or lost product revenues. In particular, our manufacturer could:

•
encounter difficulties in achieving volume production, quality control and quality assurance or suffer shortages of qualified personnel, which could result in their inability to manufacture sufficient quantities of our commercially available product to meet market demand, or it could experience similar problems that result in the manufacture of insufficient quantities of our product candidate; and

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fail to follow and remain in compliance with the FDA-mandated Quality System Regulations ("QSRs"), compliance which is required for all medical products or fail to document their compliance to QSRs, either of which could lead to significant delays in the availability of materials for our product.

If we are unable to obtain adequate supplies of our product that meet our specifications and quality standards, it will be difficult for us to compete effectively. We have no supply agreements in place with any and any future manufacturer may change the terms of any future orders or choose not to supply us with products in the future. Furthermore, if a manufacturer fails to perform its obligations, we may be forced to purchase our product from other third-party manufacturers, which we may not be able to do on reasonable terms or in sufficient time, if at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer or the re-verification of an existing manufacturer could negatively affect our ability to produce and distribute our product in a timely manner.

If and when we sell our products, we may be liable for product liability claims and we may not carry sufficient product liability insurance.

The products that we intend to develop may expose us to potential liability from personal injury claims by end-users of the product. We intend to carry product liability insurance to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our intended products. We cannot assure you that if and when we commence distribution of products that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management's time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay the liability.

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and
•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive's compensation to median employee compensation.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We are a small company with limited resources compared to some of our current and potential competitors and we may not be able to compete effectively.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and manufacturing and marketing experience than us. Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and our results of operations.

To be competitive, we will require a continued high level of investment in research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition and our results of operations.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively

The biopharmaceutical industry, and the rapidly evolving market for stem cell therapies in particular, is characterized by intense competition and rapid innovation. Our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities, and other research institutions. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations as well as established sales forces. Smaller or early- stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized, or less costly than our product candidates or may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products

Even if we obtain regulatory approval of our product candidates, we may not be the first to market and that may affect the price or demand for our product candidates. Additionally, the availability and price of our competitors' products could limit the demand and the price we are able to charge for our product candidates. We may not be able to implement our business plan if the acceptance of our product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to our product candidates, or if physicians switch to other new drug or biologic products or choose to reserve our product candidates for use in limited circumstances.

The costs to meet our reporting and other requirements as a public company subject to the Securities Exchange Act of 1934 are substantial and may result in us having insufficient funds to operate and expand our business.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, and will incur ongoing and significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will continue to incur costs associated with the rules implemented by the SEC and any other exchange on which our common stock may become listed. These rules and regulations will increase our legal and financial compliance costs and may make some activities more time-consuming and costly and as a result, we may not have sufficient funds to grow our operations. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, or as our executive officers.

 Several people who work for us at AU may be subject to conflicts of interest.

Several people who provide research services under the License Agreement work for AU. Each of them provides services to us on a non-full time basis. Each may devote substantial time to other matters at the University, including consulting relationships with other corporate entities, and may have responsibilities to these other entities. Because of these relationships, some of the persons who provide services to us may be subject to conflicts of interest. Such conflicts may include deciding how much time to devote to our affairs.

Since our officers and directors work part-time for other companies, their other activities for those other companies may involve a conflict of interest with regard to the amount of time they dedicate to our business.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations.   Therefore, it is possible that a conflict of interest with regard to their time may arise based on their work for such other companies.  Their other activities may prevent them from devoting time to our operations, which could slow our operations and may reduce our financial results because of the slowdown in operations.

Risks Related to Government Regulation

Before we can market and sell our products, we will be required to obtain approval and clearance by the FDA and foreign regulatory authorities. These approvals and clearances will take significant time and require significant research, development, and clinical study expenditures, and ultimately may not succeed.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in the United States. We are not permitted to market any biological drug product in the United States until we receive a Biologics License from the FDA. We have not previously submitted a Biologics License Application ("BLA") to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish that the product candidate is safe, pure, and potent for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing, and controls for the product, and the manufacturing facilities must complete a successful pre- license inspection. We expect the novel nature of our product candidate to create further challenges in obtaining regulatory approval. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive, and lengthy, and approval may not be obtained.

We will also be required to comply with costly and time-consuming compliance by foreign regulatory authorities if we want to sell our products outside of the United States.

Ethical, social and legal concerns about research regarding stem cells, could result in regulations restricting or prohibiting the processes we may use. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are unsafe or pose a hazard could prevent us from commercializing any products. New government requirements may be established that could delay or prevent regulatory approval of our product candidates under development. It is impossible to predict whether legislative changes will be enacted, regulations, policies or guidance changed, or interpretations by agencies or courts changed, or what the impact of such changes, if any, may be.

Obtaining FDA clearance will be costly, may result in time-consuming delays and will subject us to ongoing compliance costs and regulatory risk for non-compliance.

Obtaining FDA clearance, or approval can be expensive and uncertain, and generally takes several years, and generally requires detailed and comprehensive scientific and clinical data. Notwithstanding the expense, these efforts may never result in FDA clearance. Even if we were to obtain regulatory clearance, it may not be for the uses we believe are important or commercially attractive, in which case we would not be permitted to market our product for those uses.

The FDA can delay, limit or deny clearance or approval of a product for many reasons, including:

•	we may not be able to demonstrate to the FDA's satisfaction that our product candidate is safe and effective, sensitive and specific diagnostic tests, for its intended users;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required; and

•	the manufacturing process or facilities we use may not meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently approved or cleared products on a timely basis.

Even if granted pre-market approval for any future product would likely place substantial restrictions on how our product is marketed or sold, and FDA will continue to place considerable restrictions on our products and operations. In addition, manufacturers must register their manufacturing facilities, list the products with FDA, and comply with requirements relating to labeling, marketing, complaint handling, adverse event reporting, reporting of corrections and removals, and import and export. FDA monitors compliance with these other requirements through periodic inspections. If our facilities or those of our manufacturers or suppliers are found to be in violation of applicable laws and regulations, or if we or our manufacturers or suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could affect the perceived safety and efficacy of our product candidate and dissuade our customers from using our product candidate, if and when it is authorized for marketing.

We have limited experience in the clinical trials process, they may proceed more slowly than anticipated,

Clinical trials are complex, expensive, time consuming, uncertain and are subject to substantial and unanticipated delays. Clinical trials generally involve a substantial number of patients in a multi-year study. Because we do not have the experience or the infrastructure necessary to conduct clinical trials, we will have to hire one or more contract research organization ("CRO"), to conduct trials on our behalf. CRO contract negotiations may be costly and time consuming and we will rely heavily on the CRO to ensure that our trials are conducted in accordance with regulatory and industry standards. We may encounter problems with our clinical trials and any of those problems could cause us or the FDA to suspend those trials, or delay the analysis of the data derived from them.

Delays in our clinical trials may result in increased development costs for our product candidate, which could cause our stock price to decline and limit our ability to obtain additional financing. In addition, if one or more of our clinical trials are delayed, competitors may be able to bring products to market before we do, and the commercial viability of our product candidate could be significantly reduced.

We will be substantially dependent on third parties to conduct clinical trials.

As we are required to conduct clinical trials to obtain FDA clearance, we need to rely heavily on third parties over the course of our clinical trials, and as a result will have limited control over the clinical investigators and limited visibility into their day-to-day activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory, and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with current good clinical practices, or cGCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of these third parties fail to comply with applicable cGCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional nonclinical or clinical trials before approving our marketing applications. We cannot be certain that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the cGCP regulations. In addition, our clinical trials may be required to be conducted with a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials are not and will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing preclinical, clinical, and nonclinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed, or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidate. As a result, our financial results and the commercial prospects for our product candidate would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

If any of our relationships terminate with these third-party CROs, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, and prospects.

If we are unable to obtain a reimbursement code from the U.S. Department of Health and Human Services so that our product is covered under Medicare and Medicaid, this would have a negative impact on our intended sales and would have a material adverse effect on our business, financial condition and operating results.

We will need to apply to the U.S. Department of Health and Human Services for reimbursement code so that our product candidate is covered under Medicare and Medicaid. There can be no assurance that our application will be successful, or that we will be able to obtain a reimbursement code in a timely manner. In the event that we do not obtain a reimbursement code, our customers may be unable to obtain reimbursement for their purchases under private or government-sponsored insurance plans which would have a negative impact on sales and have a material adverse effect on our business, financial condition and operating results. In addition, Medicare and its administrative contractors as well as other insurers must find that our product meets their medical necessity requirements for the treatment of patients or they will not pay for the product. In addition, there is a risk that the payment amount for the product is too low to incentivize customer adoption.

If hospitals and other healthcare providers are unable to obtain coverage or adequate reimbursement for procedures performed with our products our product will not likely be widely used.

In the United States, the commercial success of any future products will depend, in part, on the extent to which governmental payers at the federal and state levels, including Medicare and Medicaid, private health insurers and other third-party payers provide coverage for and establish adequate reimbursement levels for procedures utilizing our products. Hospitals and other healthcare providers that purchase our product for treatment of their patients generally rely on third-party payers to pay for all or part of the costs and fees associated with our products as part of a "bundled" rate for the associated procedures. The existence of coverage and adequate reimbursement for our products and the procedures performed with them by government and private payers critical to market acceptance of our existing and future products. Neither hospitals nor physicians are likely to use our product and any future products if they do not receive adequate reimbursement for the procedures utilizing our products.

Many private payers currently base their reimbursement policies on the coverage decisions and payment amounts determined by the CMS, which administers the Medicare program. Others may adopt different coverage or reimbursement policies for procedures performed with our products, while some governmental programs, such as Medicaid, have reimbursement policies that vary from state to state, some of which may not pay for the procedures performed with our products in an adequate amount, if at all. A Medicare national or local coverage decision denying coverage for one or more of our products could result in private and other third-party payers also denying coverage for our products. Third-party payers also may deny reimbursement for our products if they determine that a product used in a procedure was not medically necessary, was not used in accordance with cost-effective treatment methods, as determined by the third-party payer, or was used for an unapproved use. Unfavorable coverage or reimbursement decisions by government programs or private payers underscore the uncertainty that our products face in the market and could have a material adverse effect on our business.

Many hospitals and clinics in the United States belong to group purchasing organizations, which typically incentivize their hospital members to make a relatively large proportion of purchases from a limited number of vendors of similar products that have contracted to offer discounted prices. Such contracts often include exceptions for purchasing certain innovative new technologies, however. Accordingly, the commercial success of our products may also depend to some extent on our ability to either negotiate favorable purchase contracts with key group purchasing organizations and/or persuade hospitals and clinics to purchase our product "off contract."

The healthcare industry in the United States has experienced a trend toward cost containment as government and private payers seek to control healthcare costs by paying service providers lower rates. While we believe that hospitals will be able to obtain coverage for procedures using our products, the level of payment available to them for such procedures may change over time. State and federal healthcare programs, such as Medicare and Medicaid, closely regulate provider payment levels and have sought to contain, and sometimes reduce, payment levels. Private payers frequently follow government payment policies and are likewise interested in controlling increases in the cost of medical care. In addition, some payers are adopting pay-for-performance programs that differentiate payments to healthcare providers based on the achievement of documented quality-of-care metrics, cost efficiencies, or patient outcomes. These programs are intended to provide incentives to providers to deliver the same or better results while consuming fewer resources. As a result of these programs, and related payer efforts to reduce payment levels, hospitals and other providers are seeking ways to reduce their costs, including the amounts they pay for medical products. We may not be able to sell our products profitably if third-party payers deny or discontinue coverage or reduce their levels of payment below that which we project, or if our production costs increase at a greater rate than payment levels. Adverse changes in payment rates by payers to hospitals could adversely impact our ability to market and sell our products and negatively affect our financial performance.

In international markets, medical product regulatory requirements and healthcare payment systems vary significantly from country to country, and many countries have instituted price ceilings on specific product lines. We cannot assure you that our products will be considered cost-effective by international third-party payers, that reimbursement will be available or, if available, that the third-party payers' reimbursement policies will not adversely affect our ability to sell our products profitably. Any failure to receive regulatory or reimbursement approvals would negatively impact market acceptance of our products in any international markets in which those approvals are sought.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

There remains uncertainty concerning the fate of the Affordable Care Act and other healthcare laws. It is uncertain whether the United States Congress will draft legislation to repeal parts of the Affordable Care Act, when such legislation would be passed and whether Congress would replace the law and what any replacement law would encompass. We cannot predict any initiatives that may be adopted in the future.  Additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products, which could result in reduced demand for any future products that we may develop and/or pricing pressures for such products.

Risks Related to Our Common Stock, the Warrants and this Offering

A decline in the price of our common stock could affect our ability to raise any required working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise any required capital for our operations. Because we intend to fund the Company in the future primarily through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future may have a material adverse effect upon our business plan and operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

An active, liquid trading market for our common stock may not develop or be sustained. If and when an active market develops the price of our common stock may be volatile.

Presently, our common stock is traded on the OTC pink sheets and we are in our early stages, an investment in our company will require a long-term commitment, with no certainty of return. Presently there is limited trading in our stock and in the absence of an active trading market  investors may have difficulty buying and selling or obtaining market quotations, market visibility for shares of our common stock may be limited, and  a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares.
Trading in stocks quoted on the OTCMarkets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock. Moreover, the OTC pink sheets is not a stock exchange, and trading of securities is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a national stock exchange like the NYSE. Accordingly, stockholders may have difficulty reselling any of the Shares.

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them, or at all.

Securities of microcap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the companies' financial performance or prospects. We believe that trading in our stock, if it occurs at all, will likely be subject to significant volatility since, among other reasons, we do not have nor will we have in the foreseeable future an active trading market in our stock. Factors unrelated to our performance that may affect the price of our common stock include the following: the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow us, a reduction in trading volume and general market interest in our common stock may affect an investor's ability to trade significant numbers of shares of our common stock; the size of our public float may limit the ability of some institutions to invest in our common stock; and a substantial decline in the price of shares of our common stock that persists for a significant period of time could cause our common stock, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity. As a result of any of these factors, the market price of our common stock at any given point in time may not accurately reflect our long-term value. The price of our common shares may increase or decrease in response to a number of events and factors, including: changes in financial estimates; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of our common stock. These factors, or any of them, may materially adversely affect the prices of our common shares regardless of our operating performance. We caution you as to the highly illiquid nature of an investment in our shares.

The market price of our common stock may be affected by many other variables which are not directly related to our success and are, therefore, not within our control. These include other developments that affect the breadth of the public market for shares of our common stock and the attractiveness of alternative investments. The effect of these and other factors on the market price of our common stock is expected to make our common stock price volatile in the future, which may result in losses to investors.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

Our Chief Executive Officer and our President have 66 2/3% of the voting rights of the Company.

For so long as the Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 66 2/3% of the total votes on all such matters, regardless of the actual number of shares of Class A Preferred Stock then outstanding. Because the holders of the Series A Preferred Stock have 66 2/3% of the voting rights of the Company if they act together, they will be able to influence the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. If the Series A Preferred stockholders vote in favor of the foregoing actions, they will have sufficient voting power to approve such actions and no other stockholder approvals will be required.

As a result, Mr. Meer and Mr. Merfeld will have significant influence over the management and affairs of the Company and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets, for the foreseeable future. Their interests may differ from the interests of other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We are authorized to issue up to 100 million shares of common stock and we may issue significantly more shares to raise capital, which would result in substantial dilution to your investment in our shares.

Our Articles of Incorporation authorize the issuance of 100 million shares of common stock. This amount may be increased by our Board who can issue shares for such consideration and on such terms and conditions as are established by our board of directors without the approval of any of our shareholders. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of common stock held by our then existing stockholders. Moreover, the common stock issued in any such transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our current stockholders. Our Board has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a financing, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially and adversely affected.

We have not paid any dividends and do not foresee paying dividends in the future.

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our common stock in the foreseeable future. The payment of future cash dividends, if any, will be reviewed periodically by the board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors.

A significant portion of our outstanding common stock may be sold into the public market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the market perception that the holders of a large number of shares of our common stock intend to sell shares, could reduce the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, not including any equity in that person's or person's spouse's primary residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules promulgated by the SEC, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Though not now, we may be or in the future we may become subject to Wyoming's control share law. The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Wyoming's control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder," unless the corporation's board of directors approves the combination in advance. For purposes of Wyoming law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Wyoming's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders. However, if the selling stockholders exercise their Warrants for cash then we may receive proceeds up to an aggregate of $20,800 upon the exercise of the Warrants. We expect to use any such proceeds for and working capital and general corporate purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

The Shares to be sold by the selling stockholders are shares of common stock that are currently issued and outstanding, or, with respect to the Warrant Shares, that will be issued and outstanding upon the exercise of the Warrants. Accordingly, there will not be any dilution to our existing stockholders or new investors from the sale of the Shares.

There will be dilution to our existing stockholders and new investors from the issuance of any Warrant Shares, issuable upon the exercise of the Warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares Accordingly, the offering price should not be considered an indication of the actual value of the securities. The selling stockholders may sell shares of our common stock only at a fixed price of $0.25 per share until such time, if at all, that our shares are quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices or at privately negotiated prices. See "Plan of Distribution." The exercise price of the Warrants was similarly arbitrarily determined.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders of up to an aggregate of 1,617,246 shares of common stock, which includes 52,000 shares of common stock issuable upon the exercise of the Warrants.

 The private placement offering by which the selling stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act. We received gross proceeds of $281,000 from the closing of the private placement offering.

The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares referred to above. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock. As of March 13, 2018, the selling stockholders exercised Warrants for an aggregate of 510,000 shares of common stock on a cashless basis and an aggregate of 441,265 shares of common stock were issued therefor.

The selling stockholders may sell some, all or none of its shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

 The following table sets forth the shares beneficially owned, as of March 13, 2018 by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares that the selling stockholders may offer and sell from time to time under this prospectus and the number of shares which the selling stockholders would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 12,729,125 shares of our common stock outstanding as of March 13, 2018.

None of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer except that Jack Eizikovitz is a broker and the President and Chief Executive Officer of International Correspondent Trading Inc., a registered broker-dealer.  Mr. Eizikovitz, purchased the shares being registered for resale in the ordinary course of business, and at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. None of the selling stockholders or any of their respective affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. The selling stockholders have acquired their shares solely for investment and not with a view to or for resale or distribution of such securities.

	Securities Beneficially				Securities		Securities Beneficially
Name of Selling	Owned Prior to this				to be Sold in the		Owned After this
Security Holder	Offering				Offering		Offering
	Shares	%	Shares Issuable upon the exercise of Warrants	%	Shares	Shares Issuable upon the exercise of Warrants	Shares	%	Shares Issuable upon the exercise of Warrants	%
Ray Arias	28,667	*	0	*	28,667	0	0	*	0	*
Adithya Bathena	28,667	*	0	*	28,667	0	0	*	0	*
Carl Borenstein	57,334	*	0	*	57,334	0	0	*	0	*
Israel Bornstein	14,334	*	0	*	14,334	0	0	*	0	*
Shmuel Bornstein	14,334	*	0	*	14,334	0	0	*	0	*
Caswell LLC(1)	57,334	*	0	*	57,334	0	0	*	0	*
Elan A. Cohen	5,734	*	0	*	5,734	0	0	*	0	*
Nicholas A. Davidge	143,334	*	0	*	143,334	0	0	*	0	*
Thomas Duszynski	5,715	*	0	*	5,715	0	0	*	0	*
Michal Tsarfati Efrat & Dror Efrat	57,143	*	0	*	57,143	0	0	*	0	*
Jack & Bonnie Eizikovitz	100,000	*	50,000	*	100,000	50,000	0	*	0	*
Matthew Feser	11,467	*	0	*	11,467	0	0	*	0	*
Ronald & Nadine Finger	28,667	*	0	*	28,667	0	0	*	0	*
Glenwood Partners, L.P.(2)	71,667	*	0	*	71,667	0	0	*	0	*
Ronald Glickman	4,000	*	2,000	*	4,000	2,000	0	*	0	*
Oscar Grossman	28,667	*	0	*	28,667	0	0	*	0	*
Shanna Kimble	57,334	*	0	*	57,334	0	0	*	0	*
Al Lieberman	143,334	*	0	*	143,334	0	0	*	0	*
Maoz Everest Holdings Ltd.(3)	5,715	*	0	*	5,715	0	0	*	0	*
Eric Meer	8,600	*	0	*	8,600	0	0	*	0	*
Nitza Meerfeld	114,286	*	0	*	114,286	0	0	*	0	*
Oren Meiri	57,334	*	0	*	57,334	0	0	*	0	*
Charles Messenger	28,572	*	0	*	28,572	0	0	*	0	*
Elliot Moskowitz	28,667	*	0	*	28,667	0	0	*	0	*
Mark Moskowitz	57,334	*	0	*	57,334	0	0	*	0	*
Julio Hernandez & Francisco Navarro	57,334	*	0	*	57,334	0	0	*	0	*
Aliza Pollak	5.734	*	0	*	5,734	0	0	*	0	*
Eric Pollak	5,734	*	0	*	5,734	0	0	*	0	*
Elie Pollak	11,467	*	0	*	11,467	0	0	*	0	*
Theodore Pollak	17,200	*	0	*	17,200	0	0	*	0	*
William Rosenberg	5,715	*	0	*	5,715	0	0	*	0	*
Robert Rosenblatt	57,334	*	0	*	57,334	0	0	*	0	*
Julian Seewald	143,334	*	0	*	143,334	0	0	*	0	*
Brian Sowa	17,200	*	0	*	17,200	0	0	*	0	*
Henry Steinmetz	14,334	*	0	*	14,334	0	0	*	0	*
Tama Tax Planning and Finances Ltd.(4)	14,286	*	0	*	14,286	0	0	*	0	*
Guy Zahavi	57,334	*	0	*	57,334	0	0	*	0	*
*Represents less than 1%

(1)Patrick Salisbury, managing partner of Caswell LLC has sole voting and investment power over shares held by Caswell LLC
(2)Glenn Bagwell, manager of Glenwood Partners, L.P., has sole voting and investment power over shares held by Glenwood  Partners, L.P.
(3)Elchanan (Nani) Maoz , owner of Maoz Everest Holdings Ltd. has sole voting and investment power over shares held by Maoz Everest Holdings Ltd.
(4)Erez Sagiv, owner of Tama Tax Planning and Finances Ltd. ("Tama") has sole voting and investment power over shares held by Tama.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled "Selected Financial Data" and our financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company was incorporated under the laws if the State of Wyoming on August 22, 2016.

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

-	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
-
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

-	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and
-	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Plan of Operations

To date, we have not yet developed any candidate for product development nor generated any revenue from the sales of products or services.

In the next 12 months, we plan on establishing additional research teams with each team focusing on a specific area of research in conformance with our multidisciplinary approach of integrating the biological, chemical and mechanical challenges of treating traumatic brain injury to enable the development of what we believe to be our novel stem cell delivery system, via an implantable product.

We also plan to further develop our proprietary, neuro-regenerative mesenchymal stem cell lines as it relates to our product candidate and to continue working with Dartmouth College in our development of innovative 3D printable biocompatible advanced materials and stem cell delivery techniques.

On January 9, 2017, Ariel filed a US provisional patent application related to our neural cell development research. A U.S. provisional patent application provides the means to establish an early effective filing date for a later filed non-provisional patent application. It does not mature into an issued patent unless the applicant files a regular non-provisional patent application within one year. On January 22, 2018, Ariel refiled the provisional patent application. Subject to positive efficacy findings, we currently intend to file for a non-provisional application within one year of the filing of the refiled provisional application.

As our research progresses if and when we achieve functional supporting results, we or Ariel intend to file for additional patents. Under the License Agreement, Ariel will be responsible for the preparation, filing, prosecution and protection of the patents. Such preparation shall be done in consultation with the Company, provided expenses in excess of $1,000 will require Company pre-approval. The Company shall reimburse Ariel for all documented patent-related expenses. We currently estimate the cost of such patent preparation and filing to be approximately $7,000 which we intend to fund with the Company's operating capital.

We will continue exploring sources of additional debt and equity financings as well as available grants.

There is substantial doubt that we can continue as an on-going business after the next twelve months unless we obtain additional capital to pay our expenditures. We do not currently have sufficient resources to accomplish all of the conditions necessary for us to generate revenue.

Results of Operations

Revenue

We have not generated any revenue since our inception and do not expect to generate any revenue from the sale of products in the near future.

Operating Expenses

	For the Year ended December 31,
	2017	2016
Operating expenses:
Research and development expenses	1,179,777	156,000
Professional fees	22,429	2,792
General and administrative expenses	200,939	6,578
Total operating expenses	1,403,145	165,370

Total operating expenses for the year ended December 31, 2017 were $1,403,145 compared to $165,370 for the year ended December 31, 2016. Operating expenses for the year ended December 31, 2017 consisted of research and development expenses of $1,179,777, which included  $1,147,860  in stock based compensation for stock awards issued to certain of our Scientific Advisors and the value of milestone stock awards issued to Ariel in 2017, as compared to operating expenses for the year ended December 31, 2016 which consisted of  research and development expenses of $56,000 for stock based compensation for stock awards issued to certain of our Scientific Advisors. Professional fees totaled $22,429 for the year ended December 31, 2017, as compared to professional fees of $2,792 for the year ended December 31, 2016, which consisted primarily of legal and accounting fees. General and administrative expenses totaled $200,939 for the year ended December 31, 2017 as compared to $6,578 for the year ended December 31, 2016. General and administrative expenses for the year ended December 31, 2017 consisted of $135,529 in stock-based compensation associated with the issuance of stock options to certain members of our Scientific Advisory board as well as two officers, and advertising and marketing fees of $28,481, as well as other general office expenses.   General and administrative costs for the year ended December 31, 2016 consisted primarily of general office expenses and a one-time cost related to the issuance of preferred stock to our two directors of $2,598.

Other expenses

Other expenses for the year ended December 31, 2017 were $20,295 compared to $3,870 for the year ended December 31, 2016. Included in other expenses for the year ended December 31, 2017 are accrued interest expense on the Company's convertible notes of $1,123 and accretion of the debt discount related thereto totaling $13,082, as well as the loss on the associated derivative liability over the period of $6,090. For the year ended December 31, 2016 the Company recorded accrued interest on its convertible notes of $287 and accretion of the debt discount related thereto of $3,583 with no such loss on the change in the derivative liability.

Statement of Cash Flows

The following table summarizes our cash flows for the period presented:
	For the Year ended December 31,
	2017	2016
Net cash provided (used by) operating activities	(121,927)	(106,772)
Net cash provided from (used by) investing activities	-	-
Net cash provided from financing activities	24,452	262,014
Increase (decrease) in cash and cash equivalents	(97,475)	155,242

During the year ended December 31, 2017, our net cash decreased by $97,475 as compared to an increase to net cash in fiscal 2016 of $155,242.

Cash Used in Operating Activities

Cash used in operating activities for the year ended December 31, 2017 totaled $121,927 as compared to $106,772 for the year ended December 31, as a result of an increase in prepaid expenses and accounts payable, as compared to only a small increase to accounts payable for the year ended December 31, 2017.

Fiscal 2017 includes adjustments for various for non-cash items including stock awards issued to Scientific Advisory Board members of $812,000,  shares issued in respect of certain milestone events to our technology licensing partner valued at $335,860, stock options granted to officers and consultants totaling $135,029, accretion of the debt discount of $13,082 and a change in derivative liabilities of $6,090 compared to non cash reconciling adjustments in fiscal 2016 including the issuance of preferred stock to directors of $2,598, stock awards to Science Advisors of $56,000 and accretion of debt discount of $3,583.

Cash Provided by Investing Activities

There was no cash provided by investing activities for the years ended December 31, 2017 and December 31, 2016.

Cash Provided by Financing Activities

During the year ended December 31, 2017 financing activities provided cash of $24,452 which consisted of $32,000 in proceeds from private placements, $15,000 in proceeds from convertible notes, offset by financing costs of $22,548 associated with the filing of our registration statement on Form S-1.  During the year ended December 31, 2016, financing activities provided cash of $262,014 which consisted of proceeds of $251,000 from our private placement offering, proceeds of $10,000 received from the issuance of a convertible note, and proceeds of $1,014 from shares issued to our co-founders.

Liquidity and Capital Resources

As of December 31, 2017, we had cash of $57,767. We are in the early stage of development and have experienced net losses to date and have not generated revenue from operations which raises substantial doubt about our ability to continue as a going concern. There are a number of conditions that we must satisfy before we will be able to commercialize our potential product and generate revenue, including successful development of a product candidate, which includes clinical trials, FDA approval, demonstration of effectiveness sufficient to generate commercial orders by customers, establishing production capabilities as well as effective marketing and sales capabilities for our product. We do not currently have sufficient resources to accomplish any of these conditions necessary for us to generate revenue and currently expect to incur increasing operating expenses. We will require substantial additional funds for operations, the service of debt and to fund our business objectives. We will have to continue to rely on equity and debt financing. There can be no assurance that financing, whether debt or equity, will always be available to us in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms favorable to us. While we secured financing in the amount of $500,000 in January 2018, without additional financing, we do not believe our resources will be sufficient to meet our operating and capital needs beyond the fourth quarter of 2018.

Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, does not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation. Our report from our independent registered public accounting firm for the fiscal year ended December 31, 2017 includes an explanatory paragraph stating the Company has not generated revenues sufficient to cover operating expenses and will need additional capital to service its debt obligations.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments which are based on historical experience and on various other factors that are believed to be reasonable under the circumstances. The results of their evaluation form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions and circumstances. Our significant accounting policies are more fully discussed in the Notes to our Financial Statements.  Refer to Note 2 of the Audited Financial Statements included herein.

Research and Development Costs: The Company charges research and development costs to expense when incurred in accordance with FASB ASC 730, "Research and Development". Research and development costs were $1,179,777 for the year ended December 31, 2017, inclusive of stock-based compensation costs (2016 – $156,000).

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred. The Company incurred $28,481 in advertising and marketing costs during the year ended December 31, 2017.
Stock-Based Compensation and Other Share-Based Payments: The expense attributable to the Company's directors is recognized over the period in which the amounts are earned and vested, and the expense attributable to the Company's non-employees is recognized when vested, as described in Note 7, Stock Plan.

Warrants: The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC Topic 815 "Derivatives and Hedging – Contracts in Entity's Own Equity" (ASC Topic 815), as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement.  For warrants classified as equity instruments we apply the Black Scholes model.   Presently all warrants issued and outstanding are accounted for using the equity method.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements, other than below, issued by the FASB (including its EITF), the AICPA and the SEC did not or are not believed by management to have a material effect on the Company's present or future financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities ("ASU 2017-12"). The objective of the ASU is to improve the financial reporting of hedging relationships in order to better portray the economic results of an entity's risk management activities in its financial statements and to make certain targeted improvements to simplify the application of hedge accounting guidance. ASU 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2017-12 on the Company's financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for public business entities for reporting periods for which financial statements have not yet been issued. The Company is currently evaluating the impact of ASU 2017-09 on the Company's financial statements.

MARKET PRICE FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any national exchange. The fixed price of $0.25 has been arbitrarily determined as the selling price. The selling stockholders may sell shares of our common stock only at a fixed price of $0.25 per share until such time, if at all, that our shares are quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices or in privately negotiated prices.

Our common stock has been quoted on the OTC pink sheets under the symbol "BLMB" since July 3, 2017 and since August 10, 2017 under the symbol "QRON". Prior to July 3, 2017, there was no trading market for our common stock.
The following table sets forth the high and low sales prices as reported on the OTC pink sheets. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.
2017	High	Low
Third Quarter	$3.00	$1.00
Fourth Quarter	$3.00	$2.80

The last reported sales price of our common stock on the OTC pink sheets on February 15, 2018, the most recent trading date, was $2.70.
As of March 13, 2018, there were 41 stockholders of record of our common stock.
Dividend Policy

The Company has never paid dividends on its common stock and does not anticipate that it will pay dividends in the foreseeable future. It intends to use any future earnings for the expansion of its business. Any future determination of applicable dividends will be made at the discretion of the board of directors and will depend on the results of operations, financial condition, capital requirements and other factors deemed relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding our equity compensation plans as of December 31, 2017:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-		-	-

Equity compensation plans not approved by security holders (1)	960,00	(2)	$1.93	-
______________
(1) On December 14, 2016, the Board adopted the Plan as described elsewhere in this Registration Statement. 10 million shares are reserved for issuance under the Plan.
(2) Represents (i) five-year options granted to each of Jonah Meer and Ido Meerfeld to purchase 300,000 shares of common stock at $2.00 per share which are exercisable commencing December 4, 2018, (ii) three-year options to purchase an aggregate of 20,000 shares of common stock at $2.00 per share granted to each of Motti Ratmansky and Albert Pinhasov, each a Science Advisor, (iii) three-year options to purchase an aggregate of 30,000 shares of common stock at $0.40 per share to Yitshak Francis, a Science Advisor, and (iv) awards of 145,000 shares of common stock to each of Danny Baranes and Liat Hammer, each a Science Advisor, which vest on December 18, 2018, as set forth in Note 7 to the financial statements included in this Registration Statement.

BUSINESS

Our Business

We were incorporated under the laws of the State of Wyoming on August 22, 2016 as BioLabMart Inc. and changed our name to Qrons Inc. on August 8, 2017.

We are a preclinical stage biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries. The technology could potentially treat a wide range of neurodegenerative diseases. Our treatment integrates proprietary, engineered mesenchymal stem cells ("MSC"s), 3D printable scaffolding, smart materials and a novel delivery system.

The Company raised an aggregate of $281,000 between November 2, 2016 and January 27, 2017 from 37 accredited investors and $500,000 in January 2018 from an accredited investor in private placement offerings under Regulation D and Regulation S under the Securities Act of 1933, respectively.

Messrs. Meer and Merfeld as the holders of the Company's issued and outstanding shares of the Company's Class A Preferred Stock collectively have 66 2/3% of the voting rights of the Company. Acting together, they will be able to influence the outcome of all corporate actions requiring approval of our stockholders.

The Company's common stock was approved by the Financial Industry Regulatory Authority ("FINRA") for quotation on the OTC pink sheets under the symbol "BLMB" as of July 3, 2017. On July 6, 2017, the Company's board of directors and shareholders approved an amendment to the Company's Articles of Incorporation changing the name of the Company from "BioLabMart Inc." to "Qrons Inc. The Secretary of State of the State of Wyoming approved the Company's Amendment to its Articles of Amendment reflecting the change of the Company's name from BioLabMart Inc. to Qrons Inc., effective August 8, 2017.  FINRA announced the Company's name change to Qrons Inc. on its Daily List on August 9, 2017. The new name and symbol change to "QRON" for the OTC market became effective on August 10, 2017.

License Agreement with Ariel

On December 14, 2016, the Company entered into the License Agreement. Under the terms of the License Agreement, the Company paid Ariel $100,000 to fund and further research for 12 months (with an option to extend such research financing and research period) by Professor Danny Baranes, the principal investigator and his research team relating to cell treatment with conditioned medium for neuronal tissue regeneration and repair. In consideration therefor and for other payments under the License Agreement, the Company received an exclusive worldwide royalty-bearing license in Ariel patents and know-how to develop and commercialize products based on or incorporating conditioned medium for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding.

Under the License Agreement, the Company is required to use its best efforts to develop and commercialize the Products in accordance with development milestones set forth in the Agreement.  The License Agreement provides that the Company make royalty payments of 4% of net sales (which may be increased if any patent is challenged by the Company or its affiliates or decreased if there is a valid patent claim) within 30 days of each calendar quarter for the later of (i) 15 years from the date of the first sale in a country and (ii) until the last to expire of Ariel's patents in a country. The Company may provide a sublicense for cash in a bonafide arm's length transaction. The Company agreed to pay Ariel 15% of any consideration received by the Company in connection with any such sublicense (except royalties on net sales) within 30 days of receipt. The Company is also required to make milestone payments of (i) $130,000 upon the successful completion of clinical U.S. Food and Drug Administration ("FDA") Phase II trials and (ii) $390,000 upon the successful completion of clinical FDA Phase III trials, within 6 months of completion. Any late payments under the License Agreement will bear interest at 3% plus LIBOR.

Upon the earliest occurrence of the Company's (or any affiliates of the Company): (i) underwritten public offering with proceeds of at least $25 million, (ii) consolidation, merger or reorganization, or (iii) sale of all or substantially all of its shares or assets, the Company is obligated to issue to Ariel an immediately exercisable warrant for that number of shares equal to 4% of (a) the issued and outstanding shares of the Company at the time of issuance. The License Agreement provides that the Company is obligated, at its expense, to register shares exercised pursuant to the warrant by Ariel within 6 months of a request by Ariel by either "piggyback" or a demand registration.

Patent expenses incurred by Ariel under the License Agreement will be reimbursed by the Company. Any infringement action instituted by a party to the License Agreement that results in a recovery in excess of such party's expenses will belong 85% to the party bringing such action and 15% to the other party.

Under the License Agreement, at the Company's discretion, Ariel will transfer its technology to the Company upon the earliest to occur of (i) a successful Phase II FDA trial of a product developed under the Agreement; (ii) the acquisition of the Company by a third party of at least 45% of the share capital of the Company in a bonafide transaction valued at least at $100 million and the assumption of the License Agreement by such third party, or (iii) Ariel's written consent.

The License Agreement provides that each of the Company and Ariel are required to keep the other party's proprietary information confidential for the longer of (i) the term of the License Agreement and seven years from the date of disclosure. The License Agreement shall continue in effect until all of the Company's payment obligations under the Agreement have been made. After the expiration of the License Agreement, the Company will have a non-exclusive worldwide license to the Ariel technology. The Company can terminate the License Agreement for any reason upon 60 days prior written notice in which event Ariel will be required to reimburse the Company for any unused research funds. The License Agreement will terminate upon a material breach of either party that is not cured in 30 days from notice thereof, or by bankruptcy, dissolution, liquidation or the discontinuance of business. Ariel may immediately terminate the License Agreement upon a challenge to its patent validity by the Company or an affiliate of the Company. Without Ariel's prior written consent, the Company may not assign the License Agreement except to an affiliate or to a successor entity in a merger or acquisition provided the assignee assumes the License Agreement obligations.

The Company entered into the Addendum  (the "Addendum") to the License Agreement, effective December 13, 2017, pursuant to which Ariel was permitted to exercise a portion of the warrant granted pursuant to the License Agreement. On December 13, 2017, the Company issued 119,950 shares of common stock to Ariel, representing 1% of the issued and outstanding shares of the Company on such date. The right to the balance of the shares subject to the warrant remains subject to the terms of the License Agreement and the occurrence of an Exit Event (as described in the License Agreement). In addition, the Addendum provides that Ariel may not request a demand registration until the balance of the shares subject to the warrant is exercised.

The issuance of shares upon exercise of the balance of the warrant in the future will result in dilution to the interests of other stockholders.

Services Agreement with Ariel

In lieu of extending the research financing and research period under the License Agreement beyond the initial 12 months, on December 14, 2017, the Company entered the Services Agreement with Ariel pursuant to which a team at Ariel University under the direction of Prof. Danny Baranes will conduct molecular biology research activities involving the testing of scaffold materials for the Company. If Prof. Baranes ceases to provide services, the Company must be notified and a replacement acceptable to the Company must be found within 30 days or the Company may terminate the Services Agreement. As compensation for such services, the Company paid Ariel (i) $17,250 on December 19, 2017 and is obligated to pay Ariel an additional $17,250 by May 1, 2018.

The Services Agreement may be terminated by a non-breaching party upon a material breach that is not cured within 30 days by the other party. The Services Agreement may also be terminated by the Company upon thirty days' written notice to Ariel. Ariel must keep confidential information of the Company confidential for five years after the term of the Services Agreement.

Option Agreement with Dartmouth

On October 17, 2017, the Company entered into the Option Agreement with Dartmouth which provides for, among other things, the grant to the Company of a one-year exclusive option to negotiate a worldwide, royalty bearing, exclusive license with Dartmouth for 3D printable materials in the field of human and animal health. During the option period, the Company agreed to use all commercially reasonable resources to evaluate the intellectual property and provide quarterly milestone reports and a commercialization plan upon exercise of the option. Pursuant to the Option Agreement, the Company agreed to finance the prosecution of patents by Dartmouth to protect its intellectual property.  Further, the Agreement provides for the payment by the Company of an option fee and certain license fees and royalty payments based upon the Company's product sales, as part of a final negotiated license agreement.

Business Description

Traumatic brain injury ("TBI") is a severe form of neuronal damage caused by powerful head impacts. Patients can experience transient symptoms, profound disability or death. TBI is generally caused by violent acts, motor vehicle accidents, falls and sports-related concussions.

TBI can be caused by penetrating injuries, in which an object pierces the skull and directly damages the brain, or non-penetrating blows that push the brain against the skull, inflicting neuronal damage.

Neuronal cells interconnect to create the gigantic network that drives core brain functions. Unfortunately, neurons rarely regenerate after an injury. As a result, following a severe brain injury, neural connectivity is lost and brain function compromised.

TBI patients can become blind, deaf, paralyzed and experience cognitive and psychological issues. There is also evidence that TBI patients may be more likely to develop Alzheimer's, Huntington's, Parkinson's and other neurodegenerative diseases.

There are no effective treatments to help patients regain function of which we are aware. Current treatments focus on reducing secondary injuries. They can partially reduce further damage but do little or nothing to heal the brain. Most strategies are rehabilitative, helping patients adjust to their impaired cognitive state by creating workarounds, such as taking notes to compensate for lost short-term memory.

Our Mission and Principal Product

Our mission is to develop and license novel stem cell solutions and systems to repair and regenerate neuronal damage. We are focused on finding a treatment for TBI. The Company through its license and research funding agreement ("License Agreement") with Ariel University R&D Co., Ltd., ("Ariel"), a wholly owned subsidiary of Ariel University based in Ariel, Israel ("AU") is working on identifying product candidate solutions. The Company has also been conducting a research study with Professor Chenfeng Ke of the Chemistry Department at Dartmouth College to develop innovative 3D printable, biocompatible advanced materials and stem cell delivery techniques to treat TBI. The Company is working to produce and deliver a proprietary modified stem cell system that would be implanted at the target site and will induce neuronal recovery and/or slowdown of degenerative damage.  Research under the License Agreement commenced upon its execution and is currently on course with internally established timelines.

To date, we have established our Implant Team which has performed several in-vitro and in-vivo animal studies of some basic material modifications to our proprietary TBI treating implant.

We have also developed what we believe to be is a new and innovative TBI efficacy measurement model by which we evaluate the effect of our implant on a broad spectra of cellular and molecular expressions, typical to TBI injuries.

We are using the model to optimize our implant and evaluate the TBI treating efficacy of modifications. Current study results enable us to design and execute further chemical and genetic modifications to the implant and MSC lines. Our joint study with Dartmouth College is progressing and we have developed new lab techniques to modify, measure and integrate our basic material and MSCs. In addition to developing and commercializing a product for the treatment of TBI, as our research progresses our goal is to ensure that our product development has intellectual property protection and we develop a solid patent portfolio.
We believe that to repair TBIs each injured site must receive a continuous flow of neuro-protective and neuro-regenerative agents in order to prevent further neuronal damage and have the potential to stimulate neurons to migrate to the injury site, regrow axonal processes and regenerate brain tissue.

There can be no assurance however that the research in which we are engaged will progress or be successful in achieving its goals.

Our Market

Our market is the treatment of TBI. According to the Center for Disease Control and Prevention (the "CDC"), TBI is a major cause of death and disability in the United States and TBI contributes to about 30% of all injury deaths According to the CDC, every day, 153 people in the United States die from injuries that include TBI. In 2013, about 2.8 million TBI-related emergency department ("ED") visits, hospitalizations, and deaths occurred in the United States. TBI contributed to the deaths of nearly 50,000 people. TBI was a diagnosis in more than 282,000 hospitalizations and 2.5 million ED visits.  These consisted of TBI alone or TBI in combination with other injuries. CDC data indicates that the economic cost of TBI in 2010, including direct and indirect medical costs, is estimated to be approximately $76.5 billion.

Market Competition

The biotechnology and pharmaceutical industries are characterized by intense and rapidly changing competition to develop new technologies and proprietary products, and any product candidates that we successfully develop and commercialize will have to compete with existing therapies and new therapies that may become available in the future. We believe that our novel approaches and scientific expertise will enable us  to produce and deliver a treatment by integrating proprietary, engineered mesenchymal stem cells ("MSC"s), 3D printable scaffolding, smart materials and a novel delivery system to reduce neuronal loss and functional impairment and possibly regenerate brain tissue and function for TBI patients which will provide us with competitive advantages. We face potential competition from many different sources, including larger and better-funded pharmaceutical, specialty pharmaceutical and biotechnology companies, as well as from academic institutions and governmental agencies and public and private research institutions that may develop potentially competitive products or technologies. To the extent that we develop product candidates for indications with larger patient populations, we expect to experience particularly intense competition from larger and better funded pharmaceutical and biotechnology companies. Any product candidate that we may develop will compete with such larger and better funded pharmaceutical and biotechnology companies, established drugs or solutions and new drug candidates being developed by others, that may currently be in clinical trials.

Currently there are no approved products for our lead product candidate. We believe the key competitive factors that will affect the success of our product candidate, if approved, are likely to be their efficacy, safety, convenience of administration and delivery, price, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Many of our potential competitors, alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of treatments and the commercialization of those treatments. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Licensed Intellectual Property

Pursuant to the License Agreement, the Company has an exclusive, worldwide, royalty bearing license for the sole purpose of developing, manufacturing, using, offering for sale and selling the Products. Ariel has filed the following provisional patent application:

U.S. Patent Application No.	Application Filing Date	Status	U.S. Patent No.	Issue Date	Subject Matter
62/617,310 (Provisional)	1/15/2018	Pending	N/A	N/A	Methods, compositions and devices related to neural cell development

A U.S. provisional patent application provides the means to establish an early effective filing date for a later filed nonprovisional patent application.

As our research progresses we or Ariel intend to file for additional patents. Additionally, we expect to file for trademarks.

Pursuant to the Option Agreement with Dartmouth entered into on October 17, 2017, the Company has a one-year exclusive option to negotiate a worldwide, royalty bearing, exclusive license with Dartmouth for 3D printable materials in the field of human and animal health. During the option period, the Company agreed to use all commercially reasonable resources to evaluate the intellectual property and provide quarterly milestone reports and a commercialization plan upon exercise of the option. Pursuant to the Option Agreement, the Company agreed to finance the prosecution of patents by Dartmouth to protect its intellectual property.  Further, the Agreement provides for the payment by the Company of an option fee and certain license fees and royalty payments based upon the Company's product sales, as part of a final negotiated license agreement.

Dartmouth filed a utility patent application with the U.S. Patent Office on November 15, 2017 for Mechanically Interlocked Molecules-Based Materials for 3-D printing, which the Company financed by reimbursing Dartmouth for the patent filing costs.

Government Regulation

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in the United States. We are not permitted to market any biological drug product in the United States until we receive a Biologics License from the FDA. We have not previously submitted a Biologics License Application ("BLA") to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish that the product candidate is safe, pure, and potent for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing, and controls for the product, and the manufacturing facilities must complete a successful pre- license inspection. We expect the novel nature of our product candidates to create further challenges in obtaining regulatory approval. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive, and lengthy, and approval may not be obtained.

We will also be required to comply with costly and time-consuming compliance by foreign regulatory authorities if we want to sell our products outside of the United States.

Ethical, social and legal concerns about research regarding stem cells, could result in regulations restricting or prohibiting the processes we may use. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are unsafe or pose a hazard could prevent us from commercializing any products. New government requirements may be established that could delay or prevent regulatory approval of our product candidates under development. It is impossible to predict whether legislative changes will be enacted, regulations, policies or guidance changed, or interpretations by agencies or courts changed, or what the impact of such changes, if any, may be.

FDA Review, Clearance and Approval Process

In the US, an investigational new drug application ("IND") is required for nearly all new drugs entering clinical trials. The IND comprises three sections: chemistry and manufacturing controls ("CMC"), clinical study design, and nonclinical studies. The nonclinical studies section mainly concerns safety and toxicity in animals using the clinically intended route of administration and a product very similar, if not identical, to that which will be used in the clinic. This section typically includes a description of efficacy studies in relevant disease models. The CMC section pertains to manufacturing processes and quality control systems for ensuring consistency and the absence of potentially deleterious agents in the final product. Each of the sections of the IND must provide reviewers with a sufficient amount of detail to determine the potential safety of any product before allowing evaluation in humans.

The regulatory route for licensure of an eventual drug based on MSC-CM will likely require a BLA as opposed to a New Drug Application ("NDA"), the latter which generally pertains to drugs of well-defined composition. Within the FDA there are two centers responsible for oversight and approval of new drugs, The Center for Biologics Evaluation and Research ("CBER") and the Center for Drug Evaluation and Research ("CDER"). Jurisdictional oversight of biologics generally falls to CBER: with important exceptions for less complex entities, such as monoclonal antibodies and recombinant proteins. Therefore, the complexity of MSC-CM whether wholly or partially fractioned, likely will place it under the review of CBER.

Clinical Trials

The first step, a preclinical phase, is to find a promising agent, which involves taking advantage of the advances made in understanding a disease, pharmacology, computer science, and chemistry. Breaking down a disease process into its components can provide clues for targeting drug development. For example, if an enzyme is determined to be a key component of a disease process, a researcher might seek ways to inhibit this enzyme. Advances in basic science might help by ascertaining the active enzyme site. Numerous compounds might be synthesized and tested before a promising agent emerges. Computer modeling often helps select what compounds might be the most promising.

The next step before attempting a clinical trial in humans is to test the drug in living animals, usually rodents. The FDA requires that certain animal tests be conducted before humans are exposed to a new molecular entity. The objectives of early in vivo testing are to demonstrate the safety of the proposed medication. For example, tests should prove that the compound does not cause chromosomal damage and is not toxic at the doses that would most likely be effective. The results of these tests are used to support the IND application that is filed with the FDA. The IND application includes chemical and manufacturing data, animal test results, including pharmacology and safety data, the rationale for testing a new compound in humans, strategies for protection of human volunteers, and a plan for clinical testing. If the FDA is satisfied with the documentation, the stage is set for phase 1 clinical trials.

Phase 1 studies focus on the safety and pharmacology of a compound. During this stage low doses of a compound are administered to a small group of healthy volunteers who are closely supervised. In cases of severe or life-threatening illnesses, volunteers with the disease may be used. Generally, 20 to 100 volunteers are enrolled in a phase 1 trial. These studies usually start with very low doses, which are gradually increased. On average, about two thirds of phase 1 compounds will be found safe enough to progress to phase 2.

Phase 2 studies examine the effectiveness of a compound. To avoid unnecessarily exposing a human volunteer to a potentially harmful substance, studies are based on an analysis of the fewest volunteers needed to provide sufficient statistical power to determine efficacy. Typically, phase 2 studies involve 100 to 300 patients who suffer from the condition the new drug is intended to treat. During phase 2 studies, researchers seek to determine the effective dose, the method of delivery (e.g., oral or intravenous), and the dosing interval, as well as to reconfirm product safety. Patients in this stage are monitored carefully and assessed continuously. A substantial number of these drug trials are discontinued during phase 2 studies. Some drugs turn out to be ineffective, while others have safety problems or intolerable side effects.

Phase 3 trials are the final step before seeking FDA approval. During phase 3, researchers try to confirm previous findings in a larger population. These studies usually last from 2 to 10 years and involve thousands of patients across multiple sites. These studies are used to demonstrate further safety and effectiveness and to determine the best dosage. Despite the intense scrutiny, a product receives before undergoing expensive and extensive phase 3 testing, approximately 10% of medications fail in phase 3 trials.

If a drug survives the clinical trials, an NDA is submitted to the FDA. An NDA contains all the preclinical and clinical information obtained during the testing phase. The application contains information on the chemical makeup and manufacturing process, pharmacology and toxicity of the compound, human pharmacokinetics, results of the clinical trials, and proposed labeling. An NDA can include experience with the medication from outside the United States as well as external studies related to the drug.

After receiving an NDA, the FDA completes an independent review and makes its recommendations. The Prescription Drug User Fee Act of 1992 (PDUFA) was designed to help shorten the review time. This act allowed the agency to collect user fees from pharmaceutical companies as financial support to enhance the review process. The 1992 act specifies that the FDA reviews a standard drug application within 12 months and a priority application within 6 months. Application for drugs similar to those on the market are considered standard, whereas priority applications represent drugs offering important advances in addition to existing treatments. If during the review the FDA staff feels there is a need for additional information or corrections, they will make a written request to the applicant. During the review process it is not unusual for the FDA to interact with the applicant staff.

Once the review is complete, the NDA might be approved or rejected. If the drug is not approved, the applicant is given the reasons why and what information could be provided to make the application acceptable. Sometimes the FDA makes a tentative approval recommendation, requesting that a minor deficiency or labeling issue be corrected before final approval. Once a drug is approved, it can be marketed.

Some approvals contain conditions that must be met after initial marketing, such as conducting additional clinical studies. For example, the FDA might request a post-marketing, or phase 4, study to examine the risks and benefits of the new drug in a different population or to conduct special monitoring in a high-risk population. Alternatively, a phase 4 study might be initiated by the sponsor to assess such issues as the longer-term effects of drug exposure, to optimize the dose for marketing, to evaluate the effects in pediatric patients, or to examine the effectiveness of the drug for additional indications. Post-marketing surveillance is important, because even the most well-designed phase 3 studies might not uncover every problem that could become apparent once a product is widely used. Furthermore, the new product might be more widely used by groups that might not have been well studied in the clinical trials, such as elderly patients. A crucial element in this process is that physicians report any untoward complications. The FDA has set up a medical reporting program called Medwatch to track serious adverse events. The manufacturer must report adverse drug reactions at quarterly intervals for the first 3 years after approval including a special report for any serious and unexpected adverse reactions.

Employees

As of March 13, 2018, we  had one full-time employee and one part-time employee. Our two executive officers, Jonah Meer and Ido Merfeld, who are our sole officers and directors, are responsible for the day-to-day operations of our company. We currently outsource all professional services to third parties in an effort to maintain lower operational costs.

Legal Proceedings

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

DESCRIPTION OF PROPERTY

On October 21, 2016, the Company entered into a month to month lease agreement for office space at 777 Brickell Avenue, Suite 500, Miami, Florida 33131 for $93 per month. The Company believes that this space is adequate for its current needs and the lease provides it with the flexibility and ability to expand when necessary.

MANAGEMENT AND BOARD OF DIRECTORS

The following table sets forth the names, ages and positions, of our current executive officers and directors.

Name	Age	Position
Jonah Meer	62	Chief Executive Officer, Chief Financial Officer, Secretary and Director
Ido Merfeld	53	President and Director

Our directors are elected for a term of one year and serve such director's successor is duly elected and qualified. Each executive officer serves at the pleasure of the Board.

The Company has no nominating, audit or compensation committees at this time. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision-making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Jonah Meer, Chief Executive Officer, Chief Financial Officer, Secretary and a Director

Mr. Meer has served as our Chief Executive Officer, Chief Financial Officer, Secretary and a Director since the formation of the Company on September 22, 2016. Mr. Meer is an attorney, accountant and entrepreneur. His career started in 1979 and has been spent both in the financial services industry and in the investment world. He has held many executive and fiduciary roles with numerous private and public companies and entities, including a dozen years as Chief Operating Officer of a U.S. broker dealer. Separately he has served on numerous public and private company boards of directors. Since 1998 he has been CEO of jBroker Global Inc., and since 2013 its successor entity, jTrade Global LLC, a software  marketing company,  In 2005 he was appointed by the Equity Committee to serve as a Bankruptcy Trustee in the Southern District of New York to wind down a complex Liquidating Trust, which was finally terminated in 2015. In 2004 Mr. Meer established ANS Investments, a private company investing in special situations and alternative investments.  In 2016, he founded CubeSquare, a private investment company, to invest in special situations and alternative investments involving public and pre-public companies. Neither ANS Investments nor CubeSquare have a controlling interest in any public company and neither are registered investment advisors. He received his Master of Law degree from New York University, in addition to holding juris doctor and accounting degrees. As a co-founder and Chief Executive Officer, Mr.Meer is involved with the Company's day to day operations which led to his appointment to the Board.

Ido Merfeld, President and a Director

Mr. Merfeld has served as our President and a Director since the formation of the Company on September 22, 2016. In October 1991, Mr. Merfeld co-founded Ivory Software Systems based in Tel Aviv Israel, a start-up company specializing in servicing the financial services industry both in Israel and abroad ("Ivory"). Ivory developed and maintains software, infrastructure and products that allow large financial institutions to trade in the global securities markets on a real time basis. In 1998 he co-founded jBroker Global Inc., a U.S. company covering the distributing and selling of the group's products and services in both the US and Europe. In the last 10 years, he has also been involved in the establishment of several other startup companies including the establishment of a new Art Exchange in Luxemburg and a financial education internet company in the UK. In 2014 Mr. Merfeld, resigned as CEO of Ivory to become its Chairman. He now spends time enrolled in the molecular biology department at Ariel University. He previously received his B.A. in Computer Science, Statistics & Economics from Bar-Ilan University in Israel. As a co-founder and President, Mr.Merfeld is involved with the Company's day to day operations which led to his appointment to the Board.

Scientific Advisors

The Company has a Board of Advisors which currently consists of the following six members.

Professor Danny Baranes

Professor Baranes is Head of the Department of Molecular Biology at Ariel University, and the Principal Investigator for research in connection with the License Agreement. Professor Baranes did his post-doctoral fellowship in neuroscience in the lab of the Nobel laureate Dr. Eric Kandel at Columbia University. Professor Baranes continued on to McGill University, and returned to Israel in 2000 where he has held several positions at Ben Gurion University before joining Ariel University in 2009. He has received numerous international awards, published dozens of articles in leading international scientific journals as well having given numerous lectures and presentations. Professor Baranes received his PhD. in Biochemistry from Hebrew University.

Dr. Liat Hammer

Dr. Hammer is Head of Research and Development at the Company. Prior to assuming this position, Dr. Hammer was Lab Manager at Ariel University involved in the management of various projects in the field of tissue engineering in vitro and in vivo (brain, cardiomyocyte, liver) and supervising the work of PhDs and M.Sc. students. Previously, after receiving her PhD. in 2007, Dr. Hammer spent 6 years as a senior researcher for a biopharmaceutical company developing an innovative strategy to heal diabetic wounds and ulcers. In that capacity she also exercised supervisory positions and was responsible for coordination and strategic planning, arranging all relevant data, writing patent drafts and patents maintenance. She received her PhD. in Molecular & Cell Biology from Bar-Ilan University in Israel.

Dr. Albert Pinhasov
Dr. Pinhasov is Vice-President and Dean for Research and Development at Ariel University. He is a molecular biologist specializing in the neurobiology of social behavior. In addition, Dr. Pinhasov was a Postdoctoral Fellow, Drug Discovery CNS Research Team, Johnson and Johnson Pharmaceutical. He received his PhD in Molecular Biology and Clinical Biochemistry from Tel Aviv University in Israel.

Dr. Motti Ratmansky

Dr. Ratmansky is the head of the Pain Rehabilitation Clinic at the Lowenstein Rehabilitation Hospital in Israel. He was the former head of the Israeli National Instruction Unit for combat medics and medical field units, supervising and training combat medics. Dr. Ratmansky received his Medical Degree from the Technion Medical School in Israel.

Dr. Yitshak ("Itsik") Francis

Dr. Francis received his Biology undergraduate degree from the Technion and his PhD in Medical Molecular Biology from University College London. After his PhD, he joined Columbia University as a post doctorate and after two years became an Associate Research Scientist. During his role as an Associate Research Scientist, he worked on a variety of drug development projects. Additionally, he was a co-founder and CEO of Citta Pharmaceuticals, a Columbia University spin-off biotechnology company that develops drugs for treating Alzheimer's disease. During his role as a CEO, he was responsible for business development, management and fundraising. Currently Dr. Francis serves as Director of Business Development at Ariel Scientific Innovations (Ariel University's tech transfer company), where he facilitates the translation of academic life science projects to the industry. Pursuant to the License Agreement, Dr. Francis was appointed as a non-voting observer on our Board of Directors.
Business Advisor

Pavel Hilman

Mr. Hilman is Chairman of HIG Capital AG, a Swiss holding company, Mr. Hilman has extensive experience in the financial industry and private venture investments in the areas of bio-tech, agri-tech, med-tech, nano-tech and IT. Mr. Hilman currently serves on various executive and advisory Boards and supervisory committees of private and public corporations in the United Kingdom, USA, Switzerland, Israel, Luxemburg, Poland, Russian Federation and the Ukraine.

Director Independence

Our Board of Directors does not include any independent directors.

Family Relationships

There are no family relationships among our directors and officers.

Involvement in legal proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides certain information regarding compensation awarded to, earned by or paid to persons serving as our Chief Executive Officer during fiscal 2017 and 2016 (a "named executive officer"). No other officer had compensation exceeding $100,000.

Summary Compensation Table
Name and Principal Position	Fiscal Year Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other ($)	Total ($)
Jonah Meer, Chief Executive Officer, Chief Financial Officer, Secretary and Director	2017	-	-	-	53,015 (2)	-	53,015(2)
	2016	-	-	-	-	1,299(1)	1,299(1)

 (1)  Represents fair value of voting control of preferred stock purchased by directors upon formation of Company, in excess of cost.
 (2)  Represents a five-year option to purchase 300,000 shares of common stock at an exercise price of $2.00 per share, exercisable on December 4, 2018. During the year ended December 31, 2017, total recognized compensation of $53,015 was recorded as general and administrative expenses. As of December 31, 2017, total unrecognized compensation remaining to be recognized in future periods totals $653,845.
2016 Stock Option and Stock Award
On December 14, 2016, the Board adopted the BioLabMart Inc 2016 Stock Option and Stock Award Plan (the "Plan"). The Plan provides for the award of stock options (incentive and non-qualified), stock awards and stock appreciation rights to officers, directors, employees and consultants who provide services to the Company. The terms of awards under the Plan are made by the Administrator of the Plan appointed by the Company's Board of Directors (the "Board"), or in the absence of an Administrator, by the Board. The Company has reserved 10 million shares for issuance under the Plan.

Outstanding Equity Awards

The table below reflects all outstanding equity awards made to any named executive officer that were outstanding at December 31, 2017.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option ExercisePrice ($)	Option Expiration Date

Jonah Meer	12/4/17	0	300,000(1)	2.00	12/4/22

 (1)  Such options are exercisable on December 4, 2018.

Compensation of Directors

During the year ended December 31, 2017, no compensation has been paid to our directors in consideration for their services rendered in their capacities as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At inception on August 22, 2016, the Company issued 5,060,000 shares of common stock at par value and 1,000 shares of Series A Preferred Stock at par value to Mr. Meer, the Company's CEO, CFO and Secretary for cash totaling $507 of which $506 was paid in respect to the issuance of the common stock and $1 was paid for the Series A Preferred stock.

At inception on August 22, 2016, the Company issued 5,060,000 shares of common stock at par value and 1,000 shares of Series A Preferred Stock at par value to Mr. Ido Merfeld, President of the Company, for cash totaling $507, of which $506 was paid in respect to the issuance of the common stock and $1 was paid for the Series A Preferred stock.

Each share of Series A preferred stock has a stated value of $0.001 per share and accrues 4% per annum for determination of liquidation, conversion or redemption. The shares convert at the option of the holder into shares of common stock at the market value of the common. The Series A Preferred vote as a single class and maintain 66 2/3% of the total votes as long as any shares of Series A remain outstanding. The Preferred Series A contain liquidation preference (senior rank to all common); are not to be amended without the holder's approval.

As a result of the super voting rights allocated to the Series A preferred stock, management conducted a valuation of the fair value of the issued shares.

The Series A preferred shares issued were valued based upon industry specific control premiums and the fair value of the Company's common stock at the time of the transaction applying Statement of Financial Accounting Standard ASC 820-10-35-37 Fair Value in Financial Instruments as of the issuance date of August 22, 2016.  As a result of the third-party valuation of the fair value of the Series A Preferred Stock issued to our officers and directors, the Company recorded additional stock-based compensation as general and administrative expenses of $2,598 during the year ended December 31, 2016 with respect to the shares issued.

On September 1, 2016, the Company entered into a convertible debenture agreement with CubeSquare. Jonah Meer, our Chief Executive Officer is the managing member of CubeSquare. Ido Merfeld, our President, is a 25% owner of CubeSquare. Under the debenture agreement, CubeSquare loaned $10,000. Cube Square has agreed to loan the Company an additional $15,000 on the same terms and conditions if requested by the Company. The loan bears interest at 8% per annum (which will increase to 12% if an event of default as described in the debenture agreement occurs) and is due on July 1, 2017, or immediately upon an event of default. Interest is payable, at CubeSquare's option, in cash or common stock. Any portion of the loan and unpaid interest are convertible at any time at the option of CubeSquare into shares of common stock of the Company at a conversion price per share of the greater of (i) $0.0625, if the Company's shares are not trading on a public market, and (ii) if the Company's shares are listed for trading on a public market, an amount equal to a 50% discount to the average of the five lowest trading prices during the previous twenty trading days. So long as the loan is outstanding, the Company may not merge, reorganize, restructure, reverse split its stock, consolidate or sell all or substantially all of its assets without giving seven days prior written notice to CubeSquare, in which case, CubeSquare can put the note to the Company at 125% of the then outstanding principal and interest. The debenture agreement also provides for anti-dilution protection (with certain exceptions) if the Company engages in other transactions at a lower price per share. The Company has the right to redeem the loan for 6 months, in whole or in part, at 125% of the principal amount being redeemed and accrued interest thereon. The Company must reserve 150% of the number of shares issuable upon conversion of the loan. The Company may not engage in short sales. Except upon 61 days prior written notice to the Company, CubeSquare may not convert the loan if as a result of such conversion, CubeSquare and its affiliates would own in excess of 9.9% of the total issued and outstanding shares of the Company.

On September 27, 2017, the Company entered into an 8% convertible debenture in the amount of $15,000 with CubeSquare, with the same terms as the $10,000 loan described above, due September 27, 2018.

On September 28, 2017, the maturity date of the $10,000 loan was extended for an additional year to September 1, 2018 pursuant to a First Amendment to 8% Convertible Debenture, dated September 28, 2017.

On December 14, 2016, the Board awarded each of its Science Advisors, Prof. Danny Baranes and Dr. Liat Hammer, 440,000 shares of common stock, 150,000 shares of which vested upon issuance, 145,000 shares vested on December 14, 2017 and 145,000 shares vest on December 14, 2108, provided the advisors are still providing services to the Company.

On November 15, 2017, the Board awarded each of its Science Advisors, Motti Ramansky and Albert Pinhasov, the following three-year stock options: (i)an immediately exercisable option to purchase 6,667shares of common stock at an exercise price of $2.00 per share, (ii) an option to purchase 6,667 shares of common stock exercisable on November 15, 2018 at an exercise price of $2.00 per share and (iii) an option to purchase 6,666 shares of common stock exercisable on November 15, 2019 at an exercise price of $2.00 per share, provided the advisors are still providing services to the Company.

On November 15, 2017, the Board awarded Science Advisor, Yitzhak Francis, the following three-year stock options: (i) an option to purchase 15,000 shares of common stock, exercisable on November 15, 2018 at an exercise price of $0.40 per share and (ii) an option to purchase 15,000 shares of common stock exercisable on on November 15, 2019 at an exercise price of $0.40 per share, provided Mr. Francis is still providing services to the Company.

We entered into a one-year advisory board member consulting agreement, dated January 23, 2018 ("Advisory Board Agreement"), under which Pavel Hilman will serve on the Company's Advisory Board as a business advisor. The Advisory Board Agreement will automatically renew for up to two additional one-year periods, unless earlier terminated by either party upon 30 days' prior written notice to the other party. In consideration for serving on the Advisory Board, the Company awarded 10,000 shares of its common stock to Mr. Hilman.

We sold 312,500 shares of common stock to Conventus Holdings SA, a BVI corporation ("Conventus") and raised $500,000 pursuant to a subscription agreement, dated January 23, 2018 (the "Subscription Agreement"), in a private placement offering pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. Pavel Hilman, a member of our Advisory Board, is the controlling shareholder of Conventus.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of March 13, 2018, the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our named executive officers and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder's address is c/o  Qrons Inc., Suite 500, 777 Brickell Avenue, Miami, Florida 33131.

The percentages below are calculated based on 12,729,125issued and outstanding shares of common stock outstanding as of March 13, 2018.

	Amount and Percentage of Beneficial
Name and Address of Beneficial Owner	Ownership
	Shares	%
Directors and Executive Officers:
Jonah Meer
Chief Executive Officer, Chief Financial Officer, Secretary and Director	5,060,000	39.75	%(1)

Ido Merfeld
President and Director	5,060,000	39.75	%(1)

All executive officers and directors as a group (2 persons):	10,120,000	79.50%

   (1) Messrs. Meer and Merfeld are the holders of the Company's issued and outstanding Series A preferred stock For so long as the Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 66 2/3% of the total votes on all such matters.

PLAN OF DISTRIBUTION

Our common stock is not traded on any exchange or on the over-the-counter market. Our common stock was approved by FINRA for quotation on the OTC pink sheets under the symbol "BLMB" as of July 3, 2017 and under the symbol "QRON" since August 10, 2017. The selling security holders will be offering the shares of common stock covered by this prospectus at a fixed price of $0.25. per share Our common stock is not traded on any national exchange. The fixed price of $0.25 has been arbitrarily determined as the selling price. The selling stockholders may sell shares of our common stock only at a fixed price of $0.25 per share until such time, if at all, that our shares are quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.. Once a market has developed for our common stock the selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Shares on any stock exchange, market, or trading facility on which the Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of Shares:

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in the transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such Shares at a stipulated price;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the selling stockholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the Shares  for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver Shares to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such distributions. In such event, any commissions received, or any discounts or concessions allowed to, such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares and Warrants have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to this registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against liabilities to the extent such liabilities arise from an untrue statement or alleged untrue statement in a registration statement or prospectus filed under the Securities Act.

The Company does not believe that any other selling stockholder is an "underwriter" within the meaning of the Securities Act.

Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. Any commissions, discounts or other fees payable to brokers-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only. We refer you to our articles of incorporation and bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Wyoming General Corporation Law.

Our authorized capital stock consists of 100 million shares of common stock par value $0.0001per share and 10,000 shares of preferred stock, par value $0.001. As of March 13, 2018, there were 12,729,125 shares of our common stock and 2,000 shares of our Series A preferred stock issued and outstanding.

Common Stock

Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company.

Preferred Stock

Our Board may issue preferred stock in one or more series without shareholder approval. Our Board may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

On September 20, 2016, the Company filed a Certificate of Designation creating a series of preferred stock consisting of 10,000 shares and designated as the Series A Preferred Stock. The Series A Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, upon 10 trading days prior notice, at a price of $1.00 per share plus 4% per annum from the date of issuance (the "Stated Value"). The holders of the Series A Preferred Stock are entitled to a liquidation preference equal to the Stated Value, prior to the holders of other preferred stock or common stock. The holders of the Series A Preferred Stock have the right to convert such stock into common stock at a conversion rate equal to the Stated Value as of the conversion date divided by the average closing price of the common stock for the five previous trading days. The Company is required to reserve sufficient number of shares for the conversion of the Series A Preferred Stock. The holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 66 2/3% of the total votes on all such matters, regardless of the actual number of shares of Class A Preferred Stock then outstanding.

Warrants

As of March 13, 2018 warrants to purchase a total of 52,000 shares of our common stock at an exercise price of $0.40 per share were outstanding. The warrants expire December 31, 2019.

If the shares issuable under the Warrant are not registered, the Warrant may be exercised on a cashless basis. The exercise price of the Warrant is subject to adjustment for stock dividends and splits and in the event of certain fundamental corporate transactions of the Company, the warrant holder is entitled to alternate consideration. Except upon 61 days prior written notice to the Company, the warrant may not be exercised if giving effect to such exercise, the holder thereof will own in excess of 9.9% of the Company's issued and outstanding common stock.

Anti-Takeover Effects of Our Articles of Incorporation and Wyoming General Corporation Law

Our Articles of Incorporation provide for the issuance of up to 100 million shares of our common stock par value $0.0001. Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our board has the authority to issue an unlimited additional amount of shares. The existence of unlimited authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Though not now, we may be or in the future we may become subject to Wyoming's control share law. The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Wyoming's control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder," unless the corporation's board of directors approves the combination in advance. For purposes of Wyoming law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Wyoming's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR
U.S. HOLDERS AND NON-U.S. HOLDERS OF OUR COMMON STOCK AND WARRANTS

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below and, together "Holders") of the purchase, ownership and disposition of our Securities. This does not purport to be a complete analysis of all potential tax effects to Holders of Securities. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not included in this discussion, and Holders should consult their own tax advisors as to these matters. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service (the "IRS"), in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of Securities.

This discussion is limited to Holders that hold Securities as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and that did not purchase our common stock and Warrants directly from us in the form of investment units in the Offshore Offering and private placement. This discussion does not address all U.S. federal income tax consequences relevant to a Holder's particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	"controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations or governmental organizations;

•	persons who hold or receive our common stock or Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the United States dollar;

•	persons holding our common stock or Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•	persons subject to the alternative minimum tax.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock or Warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock or Warrants and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK OR WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a "U.S. Holder" is any beneficial owner of Securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (ii) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

If you are not a U.S. Holder, this section does not apply to you. Please see the discussion under "Non-U.S. Holders" below.

Distributions on Common Stock

As described in the section captioned "Dividend Policy," we do not anticipate declaring or paying distributions to Holders of our common stock in the foreseeable future. Any cash distributions we make to U.S. Holders of shares of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Warrants" below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided the common shares are held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute "qualified dividends" that will be subject to tax at the maximum tax rate accorded to long-term capital gains. Dividends paid by us will generally be treated as income from U.S. sources. U.S. Holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

To the extent distributions are paid in a currency other than the U.S. dollar, for the purposes of applying the above, the amount of a distribution generally will be translated into U.S. dollars based on applicable currency exchange rates at the time the distribution is actually or constructively received by the U.S. Holder, regardless of whether the distribution is converted into U.S. dollars on the date of receipt. If the distribution is converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the distribution. A U.S. Holder's tax basis in the foreign currency received will equal the U.S. dollar amount included in income. Any gain or loss realized by a U.S. Holder on a subsequent conversion of the foreign currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss.

Sale or Other Taxable Disposition of Common Stock or Warrants

Upon a sale, exchange or other taxable disposition of a Security, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the Security. Generally, the amount of gain or loss recognized will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition, translated into U.S. dollars based on applicable currency exchange rates at the time such amounts are received or accrued, and (ii) the U.S. Holder's adjusted tax basis in its disposed common stock or Warrants. A U.S. Holder's adjusted tax basis in the common stock or Warrants generally will equal the U.S. Holder's acquisition cost of such security (translated into U.S. dollars based on applicable currency exchange rates at the time of the acquisition) less, in the case of common stock and as described further below, the U.S. dollar value of any prior distributions treated as a return of capital on such stock. If a U.S. Holder purchases or sells common stock and Warrants together in a single transaction in which the purchase price for each of the common stock and Warrants was not separately stated, the U.S. Holder generally would be required to allocate the purchase price among the subject common shares and Warrants so acquired or disposed of, as applicable, based on the relative fair market values of each (at the time of the acquisition or disposition, as applicable). U.S. Holders who purchase or sell common stock and Warrants in a single transaction should consult with their tax advisors regarding such allocation.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for the Securities disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a Warrant. The U.S. Holder's aggregate tax basis in the share of our common stock received upon exercise of a Warrant generally will be an amount equal to the sum of the U.S. Holder's tax basis in the Warrant prior to exercise and the Warrant exercise price (translated into U.S. dollars based on applicable currency exchange rates at the time of exercise). The U.S. Holder's holding period for the common stock received upon exercise of a Warrant generally will begin on the date following the date of exercise of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant lapses unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder's tax basis in the Warrant, which will be long-term capital loss if the Warrant was held by the U.S. Holder for more than one year.

Net investment income tax

An additional 3.8% tax is imposed on the "net investment income" of non-corporate U.S. Holders, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes dividends paid on our common stock and certain net gain from the sale or other taxable disposition of Securities, less certain deductions. U.S. Holders should consult their own tax advisors concerning the potential effect, if any, of this tax on holding Securities in such U.S. Holder's particular circumstances.

Backup withholding and information reporting

For non-corporate U.S. Holders, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend payments or other taxable distributions on our common stock made to the non-corporate U.S. Holder within the United States or by a United States payor; and

•
the payment of proceeds to the non-corporate U.S. Holder from the sale of a share of common stock or Warrants effected at a United States office of a broker or through certain U.S.-related financial intermediaries.

Additionally, backup withholding may apply to such payments if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-corporate U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of Securities that, for U.S. federal income tax purposes, is neither a U.S. Holder (as defined above) nor a partnership or other pass-through entity. If you are not a Non-U.S. Holder, this section does not apply to you.

Distributions on Common Stock

As described in the section captioned "Dividend Policy," we do not anticipate declaring or paying distributions to Holders of our common stock in the foreseeable future. Any distributions we make on our common stock in cash will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock that are not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty).

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "Non-U.S. Holders – Sale or Other Taxable Disposition of Common Stock or Warrants."

To the extent distributions are paid in a currency other than the U.S. dollar, for the purposes of applying the above, the amount of a distribution (and any related withholding obligation) generally will be translated into U.S. dollars based on applicable currency exchange rates at the time the distribution is paid to the Non-U.S. Holder.

Non-U.S. Holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (i) qualifying for the benefits of an applicable income tax treaty or (ii) the Non-U.S. Holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or applicable successor form) claiming an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty, (ii) IRS Form W-8ECI (or applicable successor form) stating that the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or (iii) a suitable substitute form, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, if dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is or is treated as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of a share of our common stock or Warrants unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
we are or have been a "U.S. real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the common stock or Warrants.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we are not, and do not anticipate that we will become, a USRPHC.

The method of determining the amount of gain by a Non-U.S. Holder on disposition of the common stock or Warrants generally will correspond to the method of determining the amount of gain (or loss) by a U.S. Holder on disposition of the common stock or Warrants, as described under "U.S. Holders — Sale or Other Taxable Disposition of Common Stock or Warrants" above. Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules, and the potential application of other exceptions to these taxes.

Exercise or Lapse of a Warrant

For certain Non-U.S. Holders engaged in the conduct of a trade or business in the United States, the U.S. federal income tax treatment of the exercise of a Warrant, or the lapse of a Warrant, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under "U.S. Holders — Exercise or Lapse of a Warrant" above. For all other Non-U.S. holders, the exercise or lapse of a Warrant generally will not be a U.S. taxable event.

Information Reporting and Backup Withholding

Subject to the discussion below regarding payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know such Holder is a U.S. person and the Holder certifies its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification (or applicable successor form), or otherwise establishes an exception. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of a share of our common stock or Warrants within the United States, and information reporting may (although backup withholding will generally not) apply to the proceeds of the sale of a share of our common stock or Warrants outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. person on IRS Form W-8BEN or other applicable form or successor form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock, or gross proceeds from the sale or other disposition of Securities paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial U.S. owners" (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified U.S. persons" or "U.S.-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account Holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements.

Under the applicable Treasury Regulations and recent guidance from the IRS, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of Securities on or after January 1, 2019, and to certain "pass-thru" payments made on or after the later of January 1, 2019 and the date final Treasury Regulations are issued defining such pass-thru payments.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to Holders of our common stock or Warrants in respect of any amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in Securities.

LEGAL MATTERS

Eilers Law Group, p.a. has opined on the validity of the shares being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement for the fiscal years ended December 31, 2017 and December 31, 2016 have been audited by Heaton & Company, PLLC (doing business as Pinnacle Accountancy Group of Utah), an independent registered public accounting firm and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Shares. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the Shares, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and as such we refer you to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The website address is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

Qrons Inc.

To The Board of Directors and Stockholders of
Qrons Inc.

Opinion on the Financial Statements
We have audited the accompanying balance sheets of Qrons Inc. (the Company) as of December 31, 2017 and 2016, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2017 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has not generated revenues sufficient to cover operating expenses and will need additional capital to service its debt obligations.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Pinnacle Accountancy Group of Utah
We have served as the Company's auditor since 2016
Farmington, Utah
February 28, 2018

QRONS INC.
BALANCE SHEETS

	December 31, 2017	December 31, 2016

ASSETS
Current assets
Cash and cash equivalents	$57,767	$155,242
Prepaid expenses	15,812	-
Total current assets	73,579	155,242

TOTAL ASSETS	$73,579	$155,242

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$14,141	$287
Accounts payable and accrued liabilities – related party	1,410	-
Convertible note – related party, net of debt discount	6,665	3,583
Derivative liabilities	31,090	-
Total current liabilities	53,306	3,870

Total liabilities	53,306	3,870

Stockholders' equity
Series A Preferred Shares: $0.001 par value, authorized 10,000; 2,000 shares issued and outstanding	2	2
Common stock, $0.0001 par value: shares authorized 100,000,000; 12,404,910 and 11,424,000 shares issued and outstanding at December 31, 2017 and 2016, respectively	1,240	1,142
Additional Paid-in Capital	1,611,711	319,468
Accumulated deficit	(1,592,680)	(169,240)
Total stockholder's equity	20,273	151,372
TOTAL LIABILITIES & EQUITY	$73,579	$155,242

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2017	2016
Net sales	$-	$-

Operating expenses:
Research and development expenses	1,179,777	156,000
Professional fees	22,429	2,792
General and administrative expenses	200,939	6,578
Total operating expenses	1,403,145	165,370

Income (loss) from operations	(1,403,145)	(165,370)

Other Income (expense)
Interest expense	(14,205)	(3,870)
Change in derivative liabilities	(6,090)	-
Other (expense)	(20,295)	(3,870)

Net (loss)	$(1,423,440)	$(169,240)

Net (loss) per common shares (basic and diluted)	$(0.12)	$(0.02)

Weighted average shares outstanding
Basic and diluted	11,657,791	10,406,779

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Shares		Common Stock		Additional Paid-in	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, August 22, 2016	-	$-	-	$-	$-	$-	$-
Issuance of common stock and Series A preferred shares	2,000	2	10,120,000	1,012	2,598	-	3,612
Issuance of common stock for private placement	-	-	1,004,000	100	250,900	-	251,000
Shares issued for stock awards	-	-	300,000	30	55,970	-	56,000
Beneficial conversion feature associated with convertible note	-	-	-	-	10,000	-	10,000
Net loss for the period	-		-	-	-	(169,240)	(169,240)
Balance, December 31, 2016	2,000	2	11,424,000	1,142	319,468	(169,240)	151,372
Issuance of common stock for private placement	-	-	128,000	13	31,987	-	32,000
Financing costs associated with S-1	-	-	-	-	(22,548)	-	(22,548)
Warrants exercised associated with private placement	-	-	442,960	44	(44)	-	-
Warrants exercised associated with License and Research Funding Agreement	-	-	119,950	12	335,848	-	335,860
Shares issued for stock awards	-	-	290,000	29	811,971	-	812,000
Stock option granted to officers	-	-	-	-	106,029	-	106,029
Stock option granted to non-employees	-	-	-	-	29,000	-	29,000
Net loss for the period	-	-	-	-	-	(1,423,440)	(1,423,440)
Balance, December 31, 2017	2,000	$2	12,404,910	$1,240	$1,611,711	$(1,592,680)	$20,273

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
STATEMENTS OF CASH FLOWS

	For the Year ended December 31,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(1,423,440)	$(169,240)
Adjustments to reconcile net income to net cash provided from (used by) operating activities:
Preferred stock issued to Directors, valuation	-	2,598
Stock awards recorded as research and development expense	812,000	56,000
Shares issued as research and development expense	335,860	-
Stock option granted and recorded as advisory services	106,029	-
Stock option vested and recorded as consulting fees	29,000	-
Accretion of debt discount	13,082	3,583
Change in derivative liabilities	6,090	-
Changes in operating assets and liabilities:		-
Prepaid expenses	(15,812)	-
Accounts payable and accrued liabilities	13,854	287
Accounts payable and accrued liabilities, related party	1,410	-
Net cash provided (used by) operating activities	(121,927)	(106,772)
		-
Cash Flows From Investing Activities
Net cash provided from (used by) investing activities	-	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	-	1,012
Proceeds from sale of Series A preferred stock	-	2
Proceeds from private placement	32,000	251,000
Financing costs	(22,548)	-
Proceeds from convertible note	15,000	10,000
Net cash provided from financing activities	24,452	262,014

Increase (decrease) in cash and cash equivalents	(97,475)	155,242

Cash at beginning of period	155,242	-
Cash at end of period	57,767	155,242

SUPPLEMENTAL DISCLOSURES
Interest paid	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES
Derivative liability associated with debt discount	$25,000	$-

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 1 – Description of Business and Basis of Presentation
Organization and nature of business:
Qrons Inc.  ("Qrons" and/or the "Company") was incorporated under the laws of the State of Wyoming on August 22, 2016 under the name BioLabMart Inc. Our headquarters are located at 777 Brickell Avenue, Suite 500, Miami, FL 33131.
The Company is a preclinical stage biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries. The technology could potentially treat a wide range of neurodegenerative diseases. The Company's treatment integrates proprietary, engineered mesenchymal stem cells, 3D printable scaffolding, smart materials and a novel delivery system.
On December 14, 2016, the Company entered into a license and research funding agreement ("License Agreement") with Ariel Scientific Innovations Ltd., formerly known as Ariel University R&D Co., Ltd., ("Ariel"), a wholly owned subsidiary of Ariel University, based in Ariel, Israel. Under the terms of the License Agreement, Professor Danny Baranes, the principal investigator and his research team will carry out further research relating to cell treatment with conditioned medium for neuronal tissue regeneration and repair. In consideration for payments under the License Agreement, the Company received an exclusive worldwide royalty- bearing license in Ariel patents and know-how to develop and commercialize products based on or incorporating conditioned medium for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding (the "Products).
Under the License Agreement, the Company is required to use its best efforts to develop and commercialize the Products in accordance with development milestones set forth in the Agreement.
On July 6, 2017, the board of directors and a majority of the Company's shareholders approved an amendment to the Company's Articles of Incorporation to change the name of the Company from "BioLabMart Inc." to "Qrons Inc.". On August 8, 2017, the Company filed Amended Articles of Incorporation with the State of Wyoming to effectuate such name change.
The Company's common stock was approved by the Financial Industry Regulatory Authority ("FINRA") for quotation on the OTC pink sheets under the symbol "BLMB" as of July 3, 2017. FINRA announced the Company's name change to Qrons Inc. on its Daily List on August 9, 2017. The new name and symbol change to "QRON" for the OTC market was effective August 10, 2017.
On October 17, 2017, the Company entered into an option agreement with the Trustees of Dartmouth College which provides for, among other things, the grant to the Company of a one-year exclusive option to negotiate a worldwide, royalty bearing, exclusive license with Dartmouth for 3D printable materials in the field of human and animal health. During the option period, the Company agreed to use all commercially reasonable resources to evaluate the intellectual property and provide quarterly milestone reports and a commercialization plan upon exercise of the option. Pursuant to the agreement, the Company agreed to finance the prosecution of patents by Dartmouth to protect its intellectual property.  Further, the agreement provides for the payment by the Company of an option fee and certain license fees and royalty payments based upon the Company's product sales, as part of a final negotiated license agreement.
On December 14, 2017, the Company entered into a services agreement with Ariel pursuant to which a team under the direction of Prof. Baranes will conduct molecular biology research activities involving the testing of scaffold materials for the Company.
As at the report date, the Company is aggressively continuing with the development of its cell-based solutions relative to traumatic brain injuries.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies
Financial Statement Presentation: The audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").
Fiscal year end: The Company has selected December 31 as its fiscal year end.
Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.
Cash Equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.
Research and Development Costs: The Company charges research and development costs to expense when incurred in accordance with FASB ASC 730, "Research and Development". Research and development costs were $1,179,777 for the year ended December 31, 2017, inclusive of stock based compensation costs (2016 – $156,000).
Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred. The Company incurred $28,481 in advertising and marketing costs during the year ended December 31, 2017 (2016 - $0).
Related parties: For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.
Stock-Based Compensation and Other Share-Based Payments: The expense attributable to the Company's Directors is recognized over the period the amounts are earned and vested, and the expense attributable to the Company's non-employees is recognized when vested, as described in Note 7, Stock Plan.
Fair Value of Financial Instruments
FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. FASB ASC 820 describes three levels of inputs that may be used to measure fair value:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level of input that is significant to the fair value measurement of the instrument.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)
Fair Value of Financial Instruments (continued)
The following table provides a summary of the fair value of our derivative liabilities as of December 31, 2017 and December 31, 2016:
	Fair value measurements on a recurring basis
	Level 1	Level 2	Level 3
As of December 31, 2017:
Liabilities
Derivative liabilities	$-	$-	$31,090

As of December 31, 2016:
Liabilities
Derivative liabilities	$-	$-	$-

Warrants: The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC Topic 815 "Derivatives and Hedging – Contracts in Entity's Own Equity" (ASC Topic 815), as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement.  For warrants classified as equity instruments we apply the Black Scholes model.   Presently all warrants issued and outstanding are accounted for using the equity method.

Income taxes: The Company has adopted ASC Topic 740 – "Income Taxes" ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share: In accordance with ASC Topic 280 – "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common stock had been issued and if the additional shares of common stock were dilutive.

Potential common stock consists of the incremental common stock issuable upon the exercise of common stock warrants (using the if-converted method), convertible notes, classes of shares with conversion features, and stock awards and stock options. The computation of basic loss per share for the periods ended December 31, 2017 and 2016 excludes potentially dilutive securities of  underlying share purchase warrants, convertible notes, stock options and preferred shares, because their inclusion would be antidilutive. As a result, the computations of net loss per share for each period presented is the same for both basic and fully diluted.

The table below reflects the potentially dilutive securities at each reporting period which have been excluded from the computation of diluted net loss per share:

	December 31, 2017	December 31, 2016
Stock purchase warrants	54,000	502,000
Research Warrants at 3% of issued and outstanding shares	372,147	-
Convertible Notes	18,864	-
Series A Preferred shares	700	-
Stock options, vested	13,334	-
Stock options, not yet vested	656,666
Stock awards, not yet vested	290,000
	1,405,711	502,000

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements: Recent accounting pronouncements, other than below, issued by the FASB (including its EITF), the AICPA and the SEC did not or are not believed by management to have a material effect on the Company's present or future financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities ("ASU 2017-12"). The objective of the ASU is to improve the financial reporting of hedging relationships in order to better portray the economic results of an entity's risk management activities in its financial statements and to make certain targeted improvements to simplify the application of hedge accounting guidance. ASU 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2017-12 on the Company's financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for public business entities for reporting periods for which financial statements have not yet been issued. The Company is currently evaluating the impact of ASU 2017-09 on the Company's financial statements.

Note 3 – Going Concern

The Company has experienced net losses to date, and it has not generated revenue from operations, and will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about its ability to continue as a going concern.  The Company will have to continue to rely on equity and debt financing. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amount and classification of liabilities that might cause results from this uncertainty.
Note 4 – Convertible Note – Related Party and Derivative Liabilities
On September 1, 2016, the Company entered into a convertible debenture agreement with CubeSquare, LLC ("CubeSquare"), of which our Chief Executive Officer is the managing partner and our President is a 25% owner. The Company received proceeds of $10,000 during fiscal 2016 ("Note 1"). The note bears interest at 8% per annum and was due on September 1, 2017. Interest accrues from September 1, 2016 and is payable on maturity. Interest is payable, at the lender's option, in cash or common stock. Any portion of the loan and unpaid interest are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of the greater of (i) $0.0625 per share if the Company's shares are not trading on a public market and; (ii) in the event the Company's shares are listed for trading on a public market, the conversion price shall be equal to a 50% discount to  the average of the five  lowest trading prices during the previous twenty  trading days prior to the date of the notice of conversion from the lender.
On September 28, 2017 the Company and CubeSquare amended Note 1 to extend the maturity date of the note from September 1, 2017 to September 1, 2018 under the same terms and conditions.
On September 27, 2017, the Company entered into a second convertible debenture agreement with CubeSquare under which the Company received proceeds of $15,000 (Note 2). Note 2 bears interest at 8% per annum and is due on September 27, 2018. Interest shall accrue from September 27, 2017 and shall be payable on maturity.   Any portion of the principal and unpaid interest under the note is convertible at any time at the option of CubeSquare into shares of common stock of the Company at a conversion price equal to a 50% discount to the average of the five lowest trading prices during the previous twenty trading days prior to the date of the notice of conversion from CubeSquare.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 4 – Convertible Note – Related Party and Derivative Liabilities (continued)
The Company analyzed the amendment to Note 1 and Note 2 under ASC 815-10-15-83 and concluded that these two convertible debentures meet the definition of a derivative. We estimated the fair value of the derivative on the inception dates, and subsequently, using the Black-Scholes valuation technique, adjusted for the effect of dilution, because that technique embodies all of the assumptions (including, volatility, expected terms, and risk-free rates) that are necessary to fair value complex derivate instruments.
The carrying value of these convertible notes is as follows:
	December 31, 2017	December 31, 2016
Face value of certain convertible notes	$25,000	$10,000
Less: unamortized discount	(18,335)	(6,417)
Carrying value	$6,665	$3,583

Amortization of the discount over the years ended December 31, 2017 and 2016 totaled $13,082 and $3,583, respectively, which amounts have been recorded as interest expense.
As a result of the application of ASC No. 815 in period ended December 31, 2017 the fair value of the conversion feature is summarized as follows:
Balance at December 31, 2016	$-
Derivative addition associated with convertible notes	25,000
Loss on change in fair value	6,090
Balance at December 31, 2017	$31,090

The fair value at the commitment and re-measurement dates for the Company's derivative liabilities were based upon the following management assumptions as of September 30, 2017 and commitment date:
	Commitment Date	December 31, 2017
Expected dividends	0	0
Expected volatility	101% ~103%	110% ~ 115%
Expected term	0.92 ~ 1 year	0.67 ~0.74 year
Risk free interest rate	1.33%	1.53 ~ 1.65%

Note 5 – License and Research Funding Agreement
On December 14, 2016 the Company entered into a License and Research Funding Agreement (the "License Agreement") with Ariel Scientific Innovations Ltd., formerly known as Ariel University R&D Co., Ltd. ("Ariel"), a wholly owned subsidiary of Ariel University ("AU") based in Israel, pursuant to which:

-	In the course of research performed at AU, Prof. Danny Baranes has developed certain technology relating to coral based and non-coral based conditioned medium for tissue regeneration and repair;
-	the Company wishes to receive a license from Ariel and in order to secure receipt of such license, agrees to fund further research at AU relating to such technology; and
-	Ariel is willing to grant the Company a license, pursuant to the terms of the License Agreement to allow it to develop and commercialize products.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
Note 5 – License and Research Funding Agreement (continued)

Pursuant to the above noted License Agreement, the Company shall fund the research completed during the research period in the total amount of $100,000.

In addition, upon the occurrence of an Exit Event (as defined in the License Agreement) of the Company or of any affiliate commercializing the products, the Company is obligated to issue to Ariel an immediately exercisable warrant for that number of shares equal to 4% of the issued and outstanding shares of the Company at the time of issuance.

The Company and Ariel Scientific Innovations Ltd., formerly known as Ariel University R&D Co., Ltd.entered into Addendum #1, effective December 13, 2017 (the "Addendum") to the License Agreement pursuant to which Ariel was permitted to exercise a portion of the warrant granted pursuant to the License Agreement. On December 13, 2017, the Company issued 119,950 shares of common stock to Ariel, representing 1% of the issued and outstanding shares of the Company on such date, and valued at $335,860. The right to the balance of the shares subject to the warrant remains subject to the terms of the License Agreement and the occurrence of an Exit Event (as described in the License Agreement). In addition, the Addendum provides that Ariel may not request a demand registration until the balance of the shares subject to the warrant is exercised.

In addition to the other payments, the Company will pay Ariel upon the occurrence of the following milestone events, additional payments which be due within 6 months of completion of the milestone:

-	Upon successful clinical FDA Phase II completion - $130,000; and
-	Upon successful clinical FDA Phase III completion - $390,000

Upon successful development and commercialization and in recognition of the rights and licenses granted to the Company pursuant to the License Agreement, the Company will be subject to certain royalty payments as specified in the License Agreement.

During the year ended December 31, 2016, the Company incurred research and development costs of $156,000, which amount includes the aforementioned funding of $100,000 pursuant to the License Agreement as well as $56,000 recorded as stock-based compensation in respect to certain stock awards discussed in Note 6 below.

During the year ended December 31, 2017, the Company incurred total research and development costs of $1,179,777, which amount includes the aforementioned value of 119,950 shares of common stock at $335,860 pursuant to the License Agreement, as well as $812,000 recorded as stock-based compensation in respect to certain stock awards discussed in Note 6 below granted to various members of the Company's scientific advisory board.

On December 14, 2017, the Company entered into a 12-month services agreement with Ariel (the "Services Agreement") pursuant to which a team at Ariel University under the direction of Prof. Danny Baranes (the "Scientist") will conduct molecular biology research activities involving the testing of scaffold materials for the Company. If the Scientist ceases to provide services, the Company must be notified and a replacement acceptable to the Company must be found within 30 days or the Company may terminate the Services Agreement.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
Note 6 – Commitments

(1)	Service Agreement with Ariel

As compensation for the services provided, the Company will pay Ariel (i) $17,250 within five business days of the execution of the Services Agreement, and (ii) $17,250 by May 1, 2018.

The Services Agreement may be terminated by the non-breaching party upon a material breach that is not cured within 30 days by the other party. The Services Agreement may also be terminated by the Company upon thirty days' written notice to Ariel. Ariel must keep confidential information of the Company confidential for five years after the term of the Services Agreement.

During the year ended December 31, 2017, $17,250 was paid of which $1,438 was expensed in fiscal year 2017 and the remaining $15,812 will be expensed in a subsequent period.

(2)	Science Advisory Board Member Consulting Agreements (the "Agreements")

As part of its ongoing program of research and development, the Company has retained distinguished scientists and other qualified individuals to advise the Company with respect to its technology and business strategy and to assist it in the research, development and analysis of the Company's technology and products. In furtherance thereof, the Company has retained certain Advisors as members of its Scientific Advisory Board as described below, and the Company and Advisors have entered into agreements with the following terms and conditions:

-
Scientific Advisory Board and Consulting Services - Advisor shall provide general consulting services to Company (the "Services") as a member of its Scientific Advisory Board ("SAB"). As a member of the SAB, Advisor agrees to provide the Services as follows: (a) attending meetings of the Company's SAB; (b) performing the duties of a SAB member at such meetings, as established from time to time by the mutual agreement of the Company and the SAB members, including without limitation meeting with Company employees, consultants and other SAB members, reviewing goals of the Company and assisting in developing strategies for achieving such goals, and providing advice, support, theories, techniques and improvements in the Company's scientific research and product development activities; and (c) providing consulting services to Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by Company. Advisor's consultation with Company will involve services as scientific, technical and business advisor to the Company and its senior team as needed with respect to the field of neuronal injuries and neuro degenerative diseases ("the "Field") and requires the application of unique, special and extraordinary skills and knowledge that Advisor possesses in the Field.

-
SAB Consulting Compensation -  the Company shall grant to Advisor the option to purchase certain number of shares of the common stock of the Company as per the stock option award grant. The options are subject to terms and provisions of the Company's 2016 Stock Option and Stock Award Plan.

On November 15, 2017, the Company entered into Agreements with three Advisors under the terms of which two Advisors are granted the option under the 2016 Stock Option and Award Plan to purchase Twenty Thousand (20,000) shares of common stock under certain vesting terms and one Advisor under the 2016 Stock Option and Award Plan is granted an option to purchase Thirty Thousand (30,000) shares of common stock under certain vesting terms.

The Company recorded stock-based compensation in the amount of $29,000 in respect to these options grants during fiscal 2017 which amount has been allocated as advisory services as part of general and administrative expenses. (ref Note 7 – Stock Plan)

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 7 – Stock Plan
2016 Stock Option and Stock Award
On December 14, 2016, the Board adopted the Company 2016 Stock Option and Stock Award Plan (the "Plan"). The Plan provides for the award of stock options (incentive and non-qualified), stock awards and stock appreciation rights to officers, directors, employees and consultants who provide services to the Company. The terms of awards under the Plan are made by the Administrator of the Plan appointed by the Company's Board of Directors (the "Board"), or in the absence of an Administrator, by the Board. The Company has reserved 10 million shares for issuance under the Plan.
Stock Award:
On December 14, 2016, the Board awarded to each of its Science Advisors, Prof. Danny Baranes and Dr. Liat Hammer, a total of 440,000 shares of common stock of which 150,000 shares vested on December 14, 2016, 145,000 shares vested on December 14, 2017, and 145,000 shares will vest on December 14, 2018, provided such advisors are still providing services to the Company.
	For Year ended December 31,
	2017	2016
Number of shares issued	290,000	300,000
Fair market value per share	$2.80	$0.1867
Stock based compensation recognized	$812,000	$56,000

The value of the vested awards have been recorded as research and development expenses in the respective periods.  A total of 290,000 stock awards are expected to vest during fiscal 2018.
Stock Options:

(a)	Stock Options granted to Science Advisors:

On November 15, 2017, under the 2016 Stock Option and Award Plan , the Board awarded two of its Science Advisors the following three-year stock options: (i) an immediately exercisable option to purchase 6,667 shares of common stock at an exercise price of $2.00 per share, (ii) an option to purchase 6,667 shares of common stock exercisable on November 15, 2018 at an exercise price of $2.00 per share and (iii) an option to purchase 6,666 shares of common stock exercisable on November 15, 2019 at an exercise price of $2.00 per share, provided the advisors are still providing services to the Company.

On November 15, 2017, under the 2016 Stock Option and Award Plan , the Board awarded a Science Advisor, the following three-year stock options: (i) an option to purchase 15,000 shares of common stock, exercisable on November 15, 2018 at an exercise price of $0.40 per share and (ii) an option to purchase 15,000 shares of common stock exercisable on November 15, 2019 at an exercise price of $0.40 per share, provided the advisor is still providing services to the Company.

During the year ended December 31, 2017, total recognized compensation in respect of the above stock option compensation was $29,000, which amount has been allocated as advisory services as part of general and administrative expenses. As of December 31, 2017, total unrecognized compensation remaining to be recognized in future periods totaled $135,230.

(b)	Stock Options granted to Officers:

On December 4, 2017, the Board granted five year option awards to each of its two officers for the purchase of 300,000 shares of the common stock of the Company. Option awards are granted with an exercise price of $2 at the date of grant; and vest on December 4, 2018, expiring on December 4, 2022.

During the year ended December 31, 2017, total recognized compensation of $106,029 was recorded as general and administrative expenses. As of December 31, 2017, total unrecognized compensation remaining to be recognized in future periods totaled $1,307,691.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
Note 7 – Stock Plan (continued)
Stock Options: (continued)
The fair value of each option award above is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions at the measurement date(s):
Measurement date
Dividend yield	0%
Expected volatility	114.69 ~ 126.34%
Risk-free interest rate	1.79% ~ 2.15%
Expected life (years)	3 ~ 5
Stock Price	$2.80
Exercise Price	$0.40 ~ 2.00

A summary of the activity for the Company's stock options for the years ended December 31, 2017 and 2016, is as follows:
	2017
		Weighted Average
	Shares	Exercise Price
Outstanding, beginning of period, December 31, 2016	-	$-
Granted	670,000	$1.93
Exercised	-	$-
Canceled	-	$-
Outstanding, end of period	670,000	$1.93
Options exercisable, end of period	13,334	$2.00
Options expected to vest, end of period	656,666	$1.89
Weighted average fair value of options granted		$2.36
Note 8 – Capital Stock
Authorized:
The Company has authorized 100,000,000 shares of common stock, $0.0001 par value and 10,000 shares of a class of preferred stock called the "Series A Preferred Stock", par value $0.001.
Series A Preferred Stock:
Each share of Series A Preferred Stock has a stated value of $1 per share and accrues 4% per annum for determination of liquidation, conversion or redemption. The shares convert at the option of the holder into shares of common stock at the market value of the common stock. The Series A Preferred Stock vote as a single class and maintain 66 2/3% of the total votes as long as any shares of Series A Preferred Stock remain outstanding. The Series A Preferred Stock contains liquidation preference (senior rank to all common) and are not to be amended without the holders' approval.
At inception on August 22, 2016, the Company approved the issuance of 1,000 shares of Series A Preferred Stock at par value to Jonah Meer, the Company's Chief Executive Officer, Chief Financial Officer and Secretary, for cash $1 was paid for the Series A Preferred Stock.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 8 – Capital Stock (continued)
Series A Preferred Stock: (continued)

As a result of the super voting rights allocated to the Series A Preferred Stock, management conducted a valuation of the fair value of the issued shares.  Shares of the Series A Preferred Stock issued were valued based upon industry specific control premiums and the fair value of the Company's common stock at the time of the transaction applying Statement of Financial Accounting Standard ASC 820-10-35-37 Fair Value in Financial Instruments as of the issuance date of August 22, 2016. As a result of the third-party valuation of the fair value of the Series A Preferred Stock issued to our officers and directors, the Company recorded additional stock-based compensation as general and administrative expenses of $2,598 during the year ended December 31, 2016 with respect to the shares issued.

The third party valuation report was based on the following inputs as at August 22, 2016: (1) price per share of common stock of $0.0001; (2) 10,120,000 common stock outstanding; (3) A 19.3% premium over the common stock for the voting preferences, representing $600 in control value at issuance; (4) The Series A Preferred Stock voting rights represented 66.7% of the total voting rights; (5) The conversion value is $2,000 (no discount for lack marketability since the common shares are also restricted).

Common Stock issuances as of December 31, 2017 and 2016:

At inception on August 22, 2016, the Company issued 5,060,000 shares of common stock at par value Mr. Jonah Meer, the Company's CEO, CFO and Secretary for cash totaling $506.

At inception on August 22, 2016, the Company issued 5,060,000 shares of common stock at par value to Mr. Ido Merfeld, the Company's President for cash totaling $506.

On September 4, 2016, the Company's Board of Directors approved the sale and issuance of up to 1,200,000 shares of the Company's common stock, par value $.0001, at a subscription price of $0.25 per share  For  each two shares of common stock purchased, the holder received an immediately exercisable warrant expiring December 31, 2019 to purchase one share of the Company's common stock at a price of $0.40 per share.

On December 14, 2016, the Company issued 300,000 shares to two Scientific Advisors as a stock award valued at $56,000, or $0.18667 per share, based on price allocation with respect to the aforementioned private placement as to each share of common stock, and recorded the associated cost as research and development expenses. (ref Note 7 – Stock Plan)

During the year ended December 31, 2016, the Company received total proceeds of $251,000 by way of private placement subscriptions for a total of 1,004,000 shares.

All costs incurred with respect to the Form S-1 Registration Statement prior to its effective date on May 10, 2017 totaling $22,548 have been allocated to additional paid in capital.

On December 13, 2017, 119,950 shares were issued to Ariel as an exercise of warrants pursuant to a License Agreement (ref Note 5 – License and Research Funding Agreement). These shares were valued at $335,860 or $2.8 per share, based on fair market value, and the associated cost was recorded as research and development expenses.

On December 14, 2017, the Company issued 290,000 shares to two Scientific Advisors as a stock award, valued at $812,000, or $2.8 per share, based on fair market value, and recorded the associated cost as research and development expenses. (ref Note 7 – Stock Plan).

During the year ended December 31, 2017, the Company received aggregate proceeds of $32,000 in private placement subscriptions for a total of 128,000 shares.

During the year ended December 31, 2017 the Company received warrant exercise notices in respect of 512,000 warrants from various subscribers and issued a total of 442,960 shares of common stock  on a cashless exercise basis as per the cashless exercise formula in the warrant.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
Note 8 – Capital Stock (continued)
Share Purchase Warrants
In accordance with authoritative accounting guidance, the fair value of the aforementioned warrants was calculated using the Black-Scholes option-pricing model with the following assumptions at the measurement date(s):
Measurement date
Dividend yield	0%
Expected volatility	97.90~119.33%
Risk-free interest rate	1.47~1.60%
Expected life (years)	2.71~2.92
Stock Price	$0.25
Exercise Price	$0.40

As of December 31, 2017, the following common stock purchase warrants were outstanding:
	Warrants (1)		Weighted Average Exercise Price
Outstanding – August 22, 2016	-		-
Granted	502,000		$0.40
Forfeited/Canceled	-		-
Exercised	-		-
Outstanding – December 31, 2016	502,000		$0.40
Granted	64,000		0.40
Forfeited/Canceled	-
Exercised	512,000	(2)
Outstanding – December 31, 2017	54,000		$0.40

(1) Each two shares of common stock purchased under the private placement provides for one warrant to acquire an additional share of common stock together with the payment of $0.40.
(2) During the year ended December 31, 2017, investors exercised 512,000 share purchase warrants and received 442,960 underlying shares for exercise on a cashless basis.

Note 9 – Income Taxes
The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.  For the fiscal year ended December 31, 2016 the Company measured our U.S. deferred tax assets at a statutory income tax rate of 34%.
On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. The Company does not have any foreign earnings and therefore, we do not anticipate the impact of a transition tax. We have remeasured our U.S. deferred tax assets at a statutory income tax rate of 21%. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of any transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118, and no later than fiscal year end December 31, 2018.

During 2017, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward was approximately $1,589,930 at December 31, 2017 and $169,240 at December 31, 2016 and will begin to expire in the year 2036.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 9 – Income Taxes

The Company had deferred income tax assets as of December 31, 2017 and 2016 as follows:

	December 31, 2017	December 31, 2016
Loss carryforwards	$333,880	$57,540
Less – stock based compensation	(210,600)	(11,760)
Less – derivative liabilities	(1,280)	-
Change in tax effected rates	(22,000)	-
Less - valuation allowance	(100,000)	(45,780)
Total net deferred tax assets	$-	$-

Tax years from inception to fiscal year ended December 31, 2017 have been filed and are open for examination by the taxing authorities. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the period presented. The Company had no accruals for interest and penalties at September 30, 2017. The Company's utilization of any net operating loss carry forward may be unlikely as a result of its intended activities.

Note 10 – Subsequent Events

Subsequent to the fiscal year ended December 31, 2017 the Company sold 312,500 shares of its common stock to Conventus Holdings SA, a BVI corporation ("Conventus") and raised $500,000 pursuant to a subscription agreement, dated January 23, 2018 (the "Subscription Agreement"), in a private placement offering pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended ("Reg S"). The proceeds of the offering will be used for research and general corporate purposes. In connection with the investment, Pavel Hilman, the controlling shareholder of Conventus, entered into a one-year advisory board member consulting agreement, dated January 23, 2018 ("Advisory Board Agreement"), under which Mr. Hilman will serve on the Company's Advisory Board as a business advisor. The Advisory Board Agreement will automatically renew for up to two additional one-year periods, unless earlier terminated by either party upon 30 days' prior written notice to the other party. In consideration for serving on the Advisory Board, the Company awarded 10,000 shares of its common stock to Mr. Hilman under its 2016 Stock Option and Stock Award Plan.

Qrons Inc.

1,565,246 Shares of Common Stock $.0001 par value

and

52,000 Shares of Common Stock $.0001 par value Issuable upon Exercise of Warrants

March    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee filing fee.

Amount to be
Item	paid
SEC registration fee	$58.62*
Legal fees and expenses	7,500
Accounting fees and expenses	10,000
Miscellaneous expenses	5,000
Total	$22,558.62
*Previously paid

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Wyoming Business Corporation Act (the "WBCA"), our Articles of Continuance and our Bylaws.

Wyoming Business Corporation Act

The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Bylaws

Our Bylaws provide that we shall have the power to indemnify any of our employees or agents who acted in good faith and in a manner believed to be in the best interests of the corporation and had no reasonable cause to believe that their actions were unlawful.

We intend to enter into indemnification agreements with our directors and officers. These agreements will provide broader indemnity rights than those provided under the Wyoming General Corporation Law and our certificate of incorporation and by-laws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

Item 15. Recent Sales of Unregistered Securities

At inception on August 22, 2016, the Company issued 5,060,000 shares of common stock at par value and 1,000 shares of Series A Preferred Stock at par value to Mr. Meer, the Company's CEO, CFO and Secretary for cash totaling $507 of which $506 was paid in respect to the issuance of the common stock and $1 was paid for the Series A Preferred stock.

At inception on August 22, 2016, the Company issued 5,060,000 shares of common stock at par value and 1,000 shares of Series A Preferred Stock at par value to Mr. Ido Merfeld, President of the Company, for cash totaling $507, of which $506 was paid in respect to the issuance of the common stock and $1 was paid for the Series A Preferred stock.

Each share of Series A preferred stock has a stated value of $0.001 per share and accrues 4% per annum for determination of liquidation, conversion or redemption. The shares convert at the option of the holder into shares of common stock at the market value of the common. The Series A Preferred vote as a single class and maintain 66 2/3% of the total votes as long as any shares of Series A remain outstanding. The Preferred Series A contain liquidation preference (senior rank to all common); are not to be amended without the holder's approval.

On December 14, 2016, the Company awarded each of its Science Advisors, Prof. Danny Baranes and Dr. Liat Hammer, 440,000 shares of common stock 150,000 of which shares vested upon issuance, 145,000 shares vest on December 14, 2017 and 145,000 shares each to vest on December 14, 2108, provided the advisors are still providing services to the Company. On December 14, 2017, the Company issued 145,000 shares of its common stock to each of Professor Danny Baranes and Dr. Liat Hammer, the Company's Scientific Advisors, for advisory services provided to the Company.

The Company raised $281,000 from 37 accredited investors in a private placement offering under Regulation D that was completed on January 27, 2017. In connection therewith, the Company issued an aggregate of 1,124,000 shares of common stock and warrants to purchase an aggregate of 562,000 shares of common stock at an exercise price of $0.40 per share. The warrants are immediately exercisable and expire on December 31, 2019.

On September 1, 2016, the Company entered into the $10,000 CubSquare Note. The loan bears interest at 8% per annum (which increases to 12% if an event of default occurs) and was due on September 1, 2017. Interest is payable, at CubeSquare's option, in cash or common stock. Any portion of the loan and unpaid interest are convertible at any time at the option of CubeSquare into shares of common stock of the Company at a conversion price per share of the greater of (i) $0.0625, if the Company's shares are not trading on a public market, and (ii) if the Company's shares are listed for trading on a public market, an amount equal to a 50% discount to the average of the five lowest trading prices during the previous twenty trading days. On September 28, 2017, the maturity date of the $10,000 CubeSquare Note was extended for an additional year to September 1, 2018 pursuant to a First Amendment to 8% Convertible Debenture, dated September 28, 2017.

On September 27, 2017, the Company entered into the $15,000 CubeSquare Note, with the same terms as the $10,000 CubeSquare Note described above, due September 27, 2018.

On July 11, 2017, the Company issued 8,000 shares of common stock and a warrant to purchase 4,000 shares of common stock to an accredited investor for gross proceeds of $2,000. On November 1, 2017, such accredited investor exercised the warrant on a cashless basis and was issued 3,429 shares of common stock by the Company.
On November 15, 2017, the Board awarded each of its Science Advisors, Motti Ramansky and Albert Pinhasov, the following three-year stock options: (i) an immediately exercisable option to purchase 6,667shares of common stock at an exercise price of $2.00 per share, (ii) an option to purchase 6,667 shares of common stock exercisable on November 15, 2018 at an exercise price of $2.00 per share and (iii) an option to purchase 6,666 shares of common stock exercisable on November 15, 2019 at an exercise price of $2.00 per share, provided the advisors are still providing services to the Company.

On November 15, 2017, the Board awarded Science Advisor, Yitzhak Francis, the following three-year stock options: (i) an option to purchase 15,000 shares of common stock, exercisable on November 15, 2018 at an exercise price of $0.40 per share and (ii) an option to purchase 15,000 shares of common stock exercisable on on November 15, 2019 at an exercise price of $0.40 per share, provided Mr. Francis is still providing services to the Company.

On December 13, 2017, the Company issued 119,950 shares of common stock to Ariel (representing 1% of the issued and outstanding shares of the Company on such date) pursuant to the Addendum to the License Agreement under which Ariel was permitted to exercise a portion of the warrant granted pursuant to the License Agreement.
On January 23, 2018, in consideration for serving on the Advisory Board, the Company awarded 10,000 shares of its common stock to Mr. Hilman pursuant to an advisory board member consulting agreement.

On January 23, 2018, we sold 312,500 shares of common stock to Conventus Holdings SA, a BVI corporation and raised $500,000 pursuant to a subscription agreement in a private placement offering pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

None of the above issuances involved any underwriters, underwriting discounts or commissions, or any public offering and we believe are exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D or Regulation S promulgated thereunder. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment.

Item 16. Exhibits and financial statement schedules

(a)	Exhibits

Exhibit Number	Exhibit

3.1	Articles of Incorporation of the Company (1)
3.2	Certificate of Designation of Series A Preferred Stock (1)
3.3	Bylaws of the Company (1)
3,4	Amendment to Articles of Incorporation (2)
4.1	2016 Stock Option and Stock Award Plan (1)
5.1	Opinion of Eilers Law Group, p.a. (7)
10.1	8% Convertible Debenture Agreement, dated September 1, 2016, between the Company and CubeSquare LLC (1)
10.2	License and Research Funding Agreement, dated December 14, 2016, between the Company and Ariel University R&D Co., Ltd.(1)
10.3	Form of Subscription Agreement for the Company's Regulation D private offering which closed January 27, 2017 (1)
10.4	Form of Common Stock Purchase Warrant for the Company's Regulation D private offering which closed January 27, 2017 (1)
10.5	Option Agreement between Trustees of Dartmouth College and the Company (3) **
10.6	Addendum #1 to License and Research Funding Agreement, effective December 13, 2017, between the Company and Ariel Scientific Innovations Ltd. (4)
10.7	Services Agreement, dated December 14, 2017, between Ariel Scientific Innovations Ltd., Ariel, Israel and the Company (4)
10.8	Subscription Agreement, dated January 23, 2017, between the Company and Coventus Holdings SA (5)
10.9	Advisory Board Consulting Agreement, dated January 23, 2017, between the Company and Pavel Hilman (5)
10.10	First Amendment to 8% Convertible Debenture, dated September 28, 2017, between the Company and CubeSquare LLC (6)
10.11	8% Convertible Debenture, dated September 27, 2017, between the Company and CubeSquare LLC (6)
10.12	Form of Advisory Board Member Consulting Agreement (6)
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Eilers Law Group, p.a. (included in Exhibit 5.1)

_____________
* Filed herewith
**Portions of Exhibit 10.5 have been omitted pursuant to a confidential treatment request granted by the SEC.

(1)	Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 filed with the SEC on March 13, 2017.
(2)	Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on August 11, 2017
(3)	Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on October 20, 2017
(4)	Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on December 15, 2017
(5)	Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on February 12, 2018
(6)	Incorporated by reference to the corresponding exhibit to the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2018
(7)	Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 with the SEC on April 21, 2017

Item 17. Undertakings

The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, N.Y. on March 15, 2018.

QRONS INC.

Date: March 15, 2018	By:	/s/ Jonah Meer
Jonah Meer
Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonah Meer	Chief Executive Officer, Chief Financial Officer, Secretary	March 15, 2018
Jonah Meer	and a Director (Principal Executive Officer)

/s/ Ido Merfeld	President and a Director	March 15, 2018
Ido Merfeld